Exhibit 10.1
Execution Version

MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT
among
MORGAN STANLEY BANK, N.A.
as Buyer
and
ACRC LENDER MS LLC
as Seller

i

SCHEDULES
SCHEDULE 1        Intentionally Omitted
SCHEDULE 2        Purchased Asset Documents
SCHEDULE 3        Prohibited Assignees
EXHIBITS
EXHIBIT I        Form of Confirmation
EXHIBIT II-1        Form of Power of Attorney to Buyer
EXHIBIT II-2        Form of Power of Attorney to Seller
EXHIBIT III        Representations and Warranties Regarding the Purchased Assets
EXHIBIT IV        Form of Bailee Agreement
EXHIBIT V        Authorized Representatives of Seller
ANNEXES
ANNEX I        Notice Instructions
ANNEX II        Wiring Instructions

ii

MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT
This Master Repurchase and Securities Contract Agreement (this “Agreement”) is dated as of January 16, 2020, and is made by and among MORGAN STANLEY BANK, N.A., as buyer (together with its successors and assigns, “Buyer”) and ACRC LENDER MS LLC, a Delaware limited liability company, as seller (“Seller”).

1.	APPLICABILITY
From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer one or more Eligible Assets, on a servicing-released basis, against the transfer of funds by Buyer with a simultaneous agreement by Buyer to transfer to Seller such Eligible Assets at a date certain (or such earlier date in accordance with the terms hereof) against the transfer of funds by Seller to Buyer. Each such transaction involving the transfer of an Eligible Asset from Seller to Buyer shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.	DEFINITIONS
Capitalized terms in this Agreement shall have the respective meanings set forth below:
“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.
“AB Mortgage Loan” shall mean a Mortgage Loan evidenced by two or more senior and subordinate Mortgage Notes.
“Accelerated Repurchase Date” shall have the meaning specified in Section 14(b)(i) of this Agreement.
“Act of Insolvency” shall mean, with respect to any Person: (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding–up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in writing of the inability of such Person to pay its debts or discharge its obligations generally as they become due or mature, (g) the failure by such Person generally to pay its debts as they become due, (h) the taking of any action by any Governmental Authority or agency or any Person, agency or entity acting or purporting to act under Governmental Authority to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person, or (i) the taking of action by such Person in furtherance of any of the foregoing.
“Affiliate” shall mean, (i) when used with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person and (ii) with respect to Seller, any “affiliate” of Seller as such term is defined in the Bankruptcy Code. Notwithstanding anything in this definition to the contrary, with respect to representations, warranties or covenants related to anti-money laundering related to Guarantor, Pledgor or Seller, references to Affiliate herein shall not include any other Person other than the Guarantor and its Subsidiaries.
“Affiliated Hedge Counterparty” shall mean Morgan Stanley Bank, N.A., or any Affiliate thereof, in its capacity as a party to any Hedging Transaction with Seller.
“Aggregate Repurchase Price” shall mean, as of any date of determination, the aggregate Repurchase Price (excluding any accrued and unpaid Price Differential) of all Purchased Assets outstanding as of such date.
“Agreement” shall have the meaning specified in the introductory paragraph of this Agreement.
“Applicable Index” shall have the meaning set forth in the Fee Letter.
“Applicable Interest Rate” shall have the meaning set forth in the Fee Letter.
“Applicable Spread” shall have the meaning specified in the Fee Letter.
“Appraisal” shall mean an appraisal of any Eligible Property prepared by a licensed Independent Appraiser approved by Buyer in its reasonable discretion, in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, in compliance with the requirements of Title 11 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and utilizing customary valuation methods, such as the income, sales/market or cost approaches, as any of the same may be updated by recertification from time to time by the appraiser performing such Appraisal.
“Asset Base Component” shall mean, as of any date of determination, with respect to each Purchased Asset, the product of (a) its Market Value, multiplied by (b) the Maximum Purchase Percentage applicable to such Purchased Asset as of such date.
“Assignment of Leases” shall mean, with respect to any Purchased Asset that is a Mortgage Loan, any assignment of leases, rents and profits or equivalent instrument, whether contained in the related Mortgage or executed separately, assigning to the holder or holders of such Mortgage all of the related Mortgagor’s interest in the leases, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of the related Mortgaged Property as security for repayment of such Purchased Asset.

“Assignment of Mortgage” shall mean, with respect to any Purchased Asset that is a Mortgage Loan, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Mortgage, subject to the terms of this Agreement.
“Bailee” shall mean such third party as Buyer and Seller shall mutually approve in their sole discretion.
“Bailee Agreement” shall mean a Bailee Agreement among Seller, Buyer and Bailee in the form of Exhibit IV hereto.
“Bailee Delivery Failure” shall have the meaning specified in the Bailee Agreement.
“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, modified or replaced from time to time.
“Blocked Account” shall have the meaning specified in Section 5(a) of this Agreement.
“Blocked Account Agreement” shall mean that certain Blocked Account Agreement executed by Buyer Seller and the Depository Bank (and any successor thereto or replacement thereof executed by Buyer, Seller and the Depository Bank).
“Breakage Costs” shall have the meaning specified in Section 3(p) of this Agreement.
“Business Day” shall mean (a) any day other than (i) a Saturday or Sunday and (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, Custodian or Buyer is authorized or obligated by law or executive order to be closed, and (b) with respect to Pricing Rate Reset Date, a day on which banks are open for dealing in foreign currency and exchange in London.
“Buyer” shall have the meaning set forth in the introductory paragraph hereto.
“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all membership or other equivalent interests in any limited liability company, and any and all partnership or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.
“Cash Equivalents” shall mean, as of any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States

Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States and (b) time deposits, certificates of deposit, money market accounts or banker’s acceptances of any investment grade rated commercial bank, in each case maturing within ninety (90) days after such date, in each case as reasonably acceptable to Buyer.
“Cash Liquidity” shall mean, with respect to Guarantor on any date, the amount of unrestricted cash (including any cash availability under any subscription line or other credit facilities) and Cash Equivalents held by Guarantor and its consolidated subsidiaries.
“Cause” shall mean, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of, or bad faith or gross negligence with respect to, the Independent Director’s duties with respect to Seller’s obligations under this Agreement, (ii) such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) such Independent Director no longer meets the definition of Independent Director, as that term is defined in this Section 2.
“Change in Law” shall mean the introduction of, or a change in, any Requirement of Law or in the interpretation or application thereof, or compliance by Buyer with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority.
“Change of Control” shall mean the occurrence of any of the following:
(a)    any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Equity Interests of Guarantor entitled to vote generally in the election of directors, of thirty-five percent (35%) or more;
(b)    Guarantor shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of the outstanding Capital Stock of Pledgor; or
(c)    Pledgor shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of the outstanding Capital Stock of Seller.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Collection Period” shall mean, with respect to the Remittance Date in any month, the period beginning on the Remittance Date in the preceding month to and including the calendar day immediately preceding such Remittance Date.
“Compounded SOFR” shall mean the compounded average of SOFR, as calculated and published by, or at the direction of, a Relevant Governmental Body.

“Concentration Limit” shall mean, with respect to any New Asset, (a) the original principal balance of such New Asset does not exceed 35% of the sum of (i) the Facility Amount and (ii) the Preapproved Accordion Amount (if the Facility Amount is increased by the Preapproved Accordion Amount pursuant to Section 9(c)), and (b) if such New Asset is a Hospitality Asset, the aggregate outstanding principal balance of all Hospitality Assets, after giving effect to such New Asset, does not exceed 35% of the Facility Amount.
“Confirmation” means, a written confirmation from Buyer to Seller, executed by Buyer and acknowledged by Seller, of Buyer’s Final Approval to purchase a Purchased Asset, substantially in the form attached hereto as Exhibit I.
“Conforming Changes” means any technical, administrative or operational changes which the Buyer determines is both (i) appropriate to implement the Index Transition and (ii) consistent with Market Practice.
“Control” shall mean, with respect to any Person, the possession of the direct or indirect power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling”, “Controlled” and “under common Control” have correlative meanings.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Custodial Agreement” shall mean that certain Custodial Agreement, dated as of the date hereof, entered into by and among Custodian, Seller and Buyer.
“Custodian” shall mean Wells Fargo Bank, National Association, or any successor custodian appointed by Buyer and reasonably acceptable to Seller, or appointed by Buyer in its sole discretion during the continuance of an Event of Default.
“Debt Yield Ratio” shall mean, with respect to any Eligible Property or Eligible Properties directly or indirectly securing a New Asset, the quotient (expressed as a percentage) of (i) net operating income for the trailing 12-month period for the most recently ended fiscal quarter, divided by (ii) the total amount of indebtedness secured directly or indirectly by such Eligible Property or Eligible Properties that are senior to or pari passu with such New Asset.
“Default” shall mean any event that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.
“Defaulted Asset” shall mean any Purchased Asset as to which (i) there is a breach beyond any applicable notice and cure period of a representation or warranty by Seller under Exhibit III attached hereto (without regard to any knowledge qualifier therein), (ii) a default, or an event that, with the giving of notice, the passage of time, or both, would constitute a default, has occurred and is continuing beyond any applicable notice and cure period under the related Purchased Asset Documents in the payment when due of any scheduled payment of interest or principal or any other amounts due under the Purchased Asset Documents, (iii) the occurrence and continuance of any other “event of default” as defined under the related Purchased Asset Documents, (iv) to the extent that the related Transaction is deemed to be a loan under federal, state or local law, Buyer ceases to have a first priority perfected security interest in the related Purchased Asset, (v) a Significant Modification has been made without the consent of Buyer pursuant to this Agreement, (vi) the related Purchased Asset File or any portion thereof is subject to a continuing Bailee Delivery Failure or has been released from the possession of Custodian under the Custodial Agreement to anyone other than Buyer or any Affiliate of Buyer except in accordance with the terms of the Custodial Agreement, (vii) upon the occurrence of any Act of Insolvency with respect to any co-participant or any other person having an interest in such Purchased Asset or any related Mortgaged Property that is senior to, or pari passu with, in right of payment or priority with the rights of Buyer in such Purchased Asset, (viii) such Purchased Asset has gone into special servicing, however so defined in any servicing, or pooling and servicing, agreement related to a securitization or similar transaction, or (ix) the related Mortgaged Property ceases to have appropriate zoning approval, required insurance or similar legal compliance in the relevant jurisdiction, and in any such case such failure continues beyond any applicable notice and cure period under the related Purchased Asset Documents.
“Depository Bank” shall mean City National Bank or any successor depository bank appointed by Seller and reasonably acceptable to Buyer, or appointed by Buyer in its sole discretion during the continuance of an Event of Default; provided, further, that in each case such appointee depository bank shall be rated no less than “A3” by Moody’s and “A-” by Standard & Poor’s.
“Determination Date” shall mean, with respect to any Pricing Period:
(a)    if the Applicable Index with respect to such Pricing Period is LIBOR, with respect to each Pricing Period, the date that is two (2) London Business Days prior to the commencement date of such Pricing Period; provided, however, that Buyer shall have the right to change the Determination Date to any other day upon written notice to Seller (in which event such change shall then be deemed effective) and, if requested by Buyer, Seller shall promptly execute an amendment to this Agreement in form reasonably acceptable to Seller to evidence such change;
(b)    if the Applicable Index with respect to such Pricing Period is a Replacement Index, a date the Buyer determines, on or prior to the applicable Index Transition Date, is consistent with Market Practice in implementing the applicable Index Transition.
“Diligence Fees” shall mean fees, costs and expenses payable by Seller to Buyer in respect of Buyer’s fees, costs and expenses (other than legal expenses) incurred in connection with its review of the Diligence Materials hereunder and Buyer’s continuing due diligence reviews of Purchased Assets pursuant to Section 21 or otherwise hereunder.
“Diligence Materials” shall mean, with respect to any New Asset, the related Preliminary Due Diligence Package together with the related Supplemental Due Diligence Package.
“Draft Appraisal” shall mean a short form appraisal, “letter opinion of value”, or any other form of draft appraisal acceptable to Buyer.

“Early Repurchase Date” shall have the meaning specified in Section 3(i) of this Agreement.
“Eligible Assets” shall mean (i) performing first lien Mortgage Loans and Participation Interests or Mezzanine Loans (A) acceptable to Buyer in the exercise of its sole discretion, (B) secured directly by an Eligible Property, (C) which have a term equal to or less than ten (10) years (assuming exercise of all extension options), (D) as to which the applicable representations and warranties set forth in Exhibit III are true and correct as of the applicable Purchase Date unless otherwise disclosed in the Exception Report delivered to Buyer on or prior to such Purchase Date, (E) that do not require any Hedging Transaction or have a Hedging Transaction acceptable to Buyer in its sole discretion, (F) that have a maximum LTV not in excess of 80%, (G) that have an original principal balance of not less than $5,000,000, (H) that is not a Defaulted Asset and (I) that are not subject to restrictions on transfer of lender’s interest therein and (ii) such other commercial real estate debt instruments acceptable to Buyer in its sole discretion; in each case, acceptable to Buyer in its sole discretion on a case-by-case basis; provided, however, neither (x) more than 35% of the Facility Amount shall be attributable to Transactions the subject of which are Hospitality Assets nor (y) more than 10% of the Facility Amount shall be attributable to Transactions involving non-controlling pari passu participation interests. For the avoidance of doubt, any Purchased Assets repurchased by Seller do not qualify as “Eligible Assets”.
“Eligible Property” shall mean a property that is a multifamily, office, retail, industrial, hospitality, self-storage, student housing, or mixed-use property of some combination thereof, or such other property type acceptable to Buyer in the exercise of its sole discretion.
“Environmental Law” means: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-authorization Act of 1986, 42 U.S.C. §9601 et seq.; (b) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq.; (c) the Clean Air Act, 42 U.S.C. §7401 et seq., as amended by the Clean Air Act Amendments of 1990; (d) the Clean Water Act of 1977, 33 U.S.C. §1251 et seq.; (e) the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq.; (f) all other federal, state and local laws, ordinances, regulations or policies relating to pollution or protection of human health or the environment including without limitation, air pollution, water pollution, or the use, handling, discharge, disposal or release or recovery of on-site or off-site Hazardous Materials, as each of the foregoing may be amended from time to time; and (g) any and all regulations promulgated under or pursuant to any of the foregoing statutes.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean any corporation or trade or business (whether or not incorporated) that is a member of any group of organizations described in (i) Section 414(b) or (c) of the Code or Section 4001(b) of ERISA of which Seller is a member at any relevant time or (ii) solely for purposes of the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“Event of Default” shall have the meaning specified in Section 14(a).
“Exception Report” shall have the meaning specified in Section 3(c)(viii).
“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Buyer being organized under the laws of, or having its principal office or the office from which it books the Transaction located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) withholding Taxes imposed on amounts payable to or for the account of Buyer pursuant to a law in effect as of the date on which such Buyer (i) becomes a party to this Agreement, (ii) changes the office from which it books the Transactions or (iii) where Buyer is treated as a partnership for tax purposes and the tax status of a partner in such partnership is determinative of the obligation to pay Taxes or be subject to withholding of any Tax, the later of the date on which Buyer acquired its applicable interest hereunder or the date on which the affected partner becomes a partner of Buyer, except to the extent that, pursuant to Section 3(q), the sum payable to such Buyer’s assignor immediately before such Buyer became a party to this Agreement or to such Buyer immediately before it changed the office from which it books the Transaction had been increased in respect of such Taxes, (c) Taxes attributable to Buyer’s failure to comply with Section 3(r) of this Agreement and (d) any withholding Taxes imposed under FATCA.
“Executive Order 13224” shall mean Executive Order 13224 “On Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”, effective September 24, 2001.
“Exit Fee” shall have the meaning specified in the Fee Letter.
“Extension Effective Date” shall have the meaning specified in Section 9(a) of this Agreement.
“Extension Fee” shall have the meaning specified in the Fee Letter.
“Facility Amount” shall mean $150,000,000, subject to increase per the terms of Section 9(c) hereof.
“Facility Termination Date” shall mean the earlier to occur of (a) the Initial Facility Termination Date, which date may be extended in accordance with Section 9(a) and (b) of this Agreement to the First Extended Facility Termination Date, the Second Extended Facility Termination Date, the Third Extended Facility Termination Date or the Final Extended Facility Termination Date, as applicable, or (b) the Accelerated Repurchase Date.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together in each case with any current or future regulations, guidance or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law or agreement implementing an intergovernmental approach thereto.
“FATF” shall mean the Financial Action Task Force on Money Laundering.
“FDIA” shall mean the Federal Deposit Insurance Act, as amended.
“FDICIA” shall mean Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991.
“Fee Letter” shall mean that certain letter agreement, dated the date hereof, between Buyer and Seller, as the same may be amended, supplemented or otherwise modified from time to time.
“Filings” shall have the meaning specified in Section 6(b) of this Agreement.
“Final Approval” shall have the meaning specified in Section 3(d) of this Agreement.
“Final Extended Facility Termination Date” shall have the meaning specified in Section 9(b) of this Agreement.
“Financial Covenant Compliance Certificate” shall mean, with respect to any Person, an Officer’s Certificate to be delivered, subject to Section 3(f)(iii) of this Agreement, within sixty (60) days after the end of the first three (3) fiscal quarters and within one hundred twenty (120) days after the end of each fiscal year.
“First Extended Facility Termination Date” shall have the meaning specified in Section 9(a) of this Agreement.
“First Mortgage A-Note” shall mean (i) a senior Mortgage Note in an AB Mortgage Loan or (ii) a senior controlling pari passu Mortgage Note in a Split Mortgage Loan.
“Future Advance Asset” shall mean any Purchased Asset with respect to which there exists a continuing obligation on the part of the holder of such Purchased Asset, pursuant to the terms and conditions of the Purchased Asset Documents, to provide additional funding to the Mortgagor.
“Future Advance Purchase” shall have the meaning specified in Section 3(h) of this Agreement.
“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.
“GLB Act” shall have the meaning specified in Section 27(b) hereof.
“GLB Indemnified Party” shall have the meaning specified in Section 27(b) hereof.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the maximum reasonably anticipated liability in respect thereof as determined by such Person in accordance with GAAP. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
“Guarantor” shall mean Ares Commercial Real Estate Corporation, a Maryland corporation, together with its permitted successors and assigns.
“Guaranty” shall mean that certain Guaranty, dated as of the date hereof, made by Guarantor in favor of Buyer as the same may be amended, supplemented or otherwise modified from time to time.
“Hedging Transactions” shall mean, with respect to any or all of the Purchased Assets, any short sale of U.S. Treasury Securities or mortgage‑related securities, futures contract (including currency futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller, or by the underlying obligor with respect to any Purchased Asset and pledged to Seller as collateral for such Purchased Asset, with one or more counterparties that is an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty or, with respect to any Hedging Transaction pledged to Seller as additional collateral for a Purchased Asset, complies with such other rating requirement applicable to such Hedging Transaction set forth in the related Purchased Asset Documents or which is otherwise acceptable to Buyer; provided that Seller shall not grant or permit any liens, security interests, charges, or encumbrances with respect to any such Hedging Transactions for the benefit of any Person other than Buyer.
“Hospitality Asset” shall mean any Eligible Asset that is a Mortgage Loan or Participation Interest therein on an Eligible Property that is developed or to be developed for hospitality use (including, without limitation, hotel or resort properties).
“Income” shall mean, with respect to any Purchased Asset at any time, any payment or other cash distribution thereon of principal, interest, dividends, fees, reimbursements or proceeds thereof (including sales proceeds) or other cash distributions thereon (including casualty or condemnation proceeds).

“Indebtedness” shall with respect to any Person: (i) all indebtedness, whether or not represented by bonds, debentures, notes, securities, or other evidences of indebtedness, for the repayment of money borrowed, (ii) all indebtedness representing deferred payment of the purchase price of property or assets, (iii) all indebtedness under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes, (iv) all indebtedness under guaranties, endorsements, assumptions or other contingent obligations, in respect of, or to purchase or otherwise acquire, indebtedness of others, and (v) all indebtedness secured by a lien existing on property owned, subject to such lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof; provided that “Indebtedness” shall be determined without regard to the effects of consolidation of any issuer of a Specified Third Party Securitization on the financial statements of such Person under Accounting Standards Codification Section 810, as amended, modified or supplemented from time to time, or otherwise under GAAP.
“Indemnified Amounts” shall have the meaning specified in Section 20(a) of this Agreement.
“Indemnified Parties” shall have the meaning specified in Section 20(a) of this Agreement.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller, Pledgor or Guarantor under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Independent Appraiser” shall mean an independent professional real estate appraiser who is a member in good standing of the American Appraisal Institute, and, if the state in which the subject Eligible Property is located certifies or licenses appraisers, is certified or licensed in such state, and in each such case, who has a minimum of five (5) years’ experience in the subject property type.
“Independent Director” shall mean, with respect to any corporation or limited liability company, an individual who: (a) is provided by CT Corporation, Corporation Service Company, Citadel SPV, MaplesFS, Global Securitization Services LLC, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation, Puglisi & Associates or, if none of those companies is then providing professional independent directors, another nationally-recognized company reasonably approved by Buyer, in each case that is not an Affiliate of such corporation or limited liability company and that provides professional independent directors and other corporate services in the ordinary course of its business; (b) is duly appointed as a member of the board of directors of such corporation or as an independent manager, member of the board of managers, or special member of such limited liability company; and (c) is not, and has never been, and will not while serving as Independent Director be (i) a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of such corporation or limited liability company or any of its equityholders or affiliates (other than an affiliate that is not in the direct chain of ownership of such corporation or limited liability company and that is a Single-Purpose Entity; provided that the fees such individual earns from serving as an Independent Director of such affiliates in any given year constitute in the aggregate less than 5% of such individual’s annual income for that year); (ii) a creditor, supplier or service provider (including provider of professional services) to such corporation or limited liability company or any of its equityholders or affiliates (other than a nationally recognized company that routinely provides professional independent managers or directors and that also provides lien search and other similar services to such corporation or limited liability company or any of its equityholders or affiliates in the ordinary course of business); (iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or (iv) a Person that controls (whether directly, indirectly or otherwise) any of clauses (i) or (ii) above.
“Index” shall have the meaning set forth in the Fee Letter.
“Index Rate” shall have the meaning set forth in the Fee Letter.
“Index Transition” shall have the meaning set forth in the Fee Letter.
“Index Transition Date” shall mean the next subsequent Determination Date following an Index Transition Notice.
“Index Transition Event” shall mean a determination by the Buyer that one of the following events has occurred with respect to the then-current Applicable Index:
(a)    a public statement or publication of information by or on behalf of the administrator of such Applicable Index announcing that the administrator has ceased or will cease to provide such Applicable Index permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Applicable Index;
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Applicable Index, a Relevant Governmental Body, an insolvency official with jurisdiction over the administrator for such Applicable Index, a resolution authority with jurisdiction over the administrator for such Applicable Index or a court or an entity with similar insolvency or resolution authority over the administrator for such Applicable Index, which states that the administrator of such Applicable Index has ceased or will cease to provide such Applicable Index permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Applicable Index;
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Applicable Index announcing that such Applicable Index is no longer representative;
(d)    a majority of similar repurchase facilities entered into in the previous calendar quarter reference a single Index other than such Applicable Index; or
(e)    a Change in Law prohibiting, restricting or limiting the use of such Applicable Index.
“Index Transition Notice” shall mean a notice given by the Buyer which:
(a)    sets forth in reasonable detail the circumstances of the Index Transition;
(b)    designates an Index Transition Date; and

(c)    if feasible, identifies other Interest Determinations and Conforming Changes to implement such Index Transition.
“Initial Facility Termination Date” shall mean January 16, 2023.
“Insolvency Law” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Insured Closing Letter and Escrow Instructions” shall mean a letter addressed to Seller and Buyer from the title insurance underwriter (or any agent thereof) acting as an agent for each Table Funded Purchased Asset and related escrow instructions, which letter and instructions shall be in form and substance reasonably acceptable to Buyer and Seller.
“Interest Determination” shall mean any determination related to an Index or an Index Transition.
“Interest Expense” shall mean, for any period, with respect to any Person and its consolidated Subsidiaries, the amount of total interest expense (including capitalized and accruing interest) incurred by such Person during such period.
“IRS” shall mean the United States Internal Revenue Service.
“ISDA” shall mean the International Swaps and Derivatives Association, Inc.
“ISDA Definitions” shall mean the 2006 ISDA Definitions published by ISDA or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” shall mean the adjustment (which may be zero or a positive or negative value) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an Index Transition.
“ISDA Fallback Rate” shall mean, with respect to any Index Transition, the Index identified by ISDA as a fallback for derivatives transactions referencing a London interbank offered rate.
“Last Endorsee” shall have the meaning specified in Schedule 2 of this Agreement.
“LIBOR” shall mean, for each Pricing Period with respect to a Purchased Asset, the rate (expressed as a percentage per annum and rounded upward, as necessary, to the next nearest 1/1000 of 1%) equal to the rate reported for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Pricing Rate Reset Date; provided that, (i) if such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time on such Pricing Rate Reset Date, Buyer shall request the principal London office of any four major reference banks in the London interbank market selected by Buyer to provide such bank’s offered quotation (expressed as a percentage per annum)

to prime banks in the London interbank market for deposits in U.S. dollars for a one month period as of 11:00 a.m., London time, on such Pricing Rate Reset Date for loan amounts comparable to the Purchase Price of such Purchased Asset at the time of such calculation and, if at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations, and (ii) if fewer than two such quotations in clause (i) are so provided, Buyer shall request any three major banks in New York City selected by Buyer to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Pricing Rate Reset Date for the amounts for a comparable loan at the time of such calculation and, if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. Buyer’s computation of LIBOR shall be conclusive and binding on Seller for all purposes, absent manifest error. Notwithstanding anything to the contrary set forth herein, in no event shall LIBOR ever be less than 0.0%.
“LIBOR Transaction” shall mean any Transaction with respect to which the Pricing Rate is determined with reference to LIBOR.
“LTV” shall mean, with respect to any Eligible Asset, as of any date of determination, the ratio of the aggregate outstanding debt (which shall include such Eligible Asset and all debt senior to or pari passu with such Eligible Asset) secured, directly or indirectly, by the related Eligible Property or Eligible Properties, to the aggregate “as-is” market value of such Eligible Property or Eligible Properties as determined by Buyer in its commercially reasonable discretion.
“Margin Credit Event” shall mean, with respect to any Purchased Asset, the date upon which material changes that adversely impact the value of the Purchased Asset relative to Buyer’s underwriting relative to the performance or condition of (i) the relevant Mortgaged Property, (ii) the Mortgagor (or its sponsor(s) in relation to such Purchased Asset or (iii) the commercial real estate market in the relevant jurisdiction relating to the relevant Mortgaged Property, taken in the aggregate, exist with respect to such Purchased Asset as determined by Buyer in its sole good faith discretion (using customary factors utilized by Buyer in its ordinary course, which may include an agreed-upon market recognized third-party source).
“Margin Deficit” shall have the meaning specified in Section 4(a) of this Agreement.
“Margin Excess” shall have the meaning specified in Section 4(b) of this Agreement.
“Market Practice” shall mean the practice and course of dealing, including the manner of implementing Index Transitions, under similar repurchase facilities.
“Market Value” shall mean, with respect to any Purchased Asset as of any relevant date, the market value of such Purchased Asset on such date, as determined by Buyer in its sole good faith discretion.
“Material Adverse Effect” shall mean a material adverse effect on (i) the property, business, operations, financial condition or credit quality of Guarantor, Pledgor and/or Seller, (ii) the ability of the Guarantor, Pledgor or Seller to perform its obligations under any of the Transaction Documents to which it is party, (iii) the validity or enforceability of any the Transaction Documents, (iv) the rights and remedies of Buyer under any of the Transaction Documents or (v) the Market Value, rating (if applicable) or liquidity of any Purchased Asset or of all the Purchased Assets in the aggregate.
“Maximum Asset Exposure Threshold” shall mean, (i) with respect to any Eligible Asset where the related underlying Mortgaged Property is not a multifamily property, the Maximum Purchase Percentage, multiplied by the LTV of such Eligible Asset shall not exceed 60% and (ii) with respect to any Eligible Asset where the related underlying Mortgaged Property is a multifamily property, the Maximum Purchase Percentage, multiplied by the LTV of such Eligible Asset shall not exceed 64%, in each case, unless otherwise permitted by Buyer in its sole discretion.
“Maximum Purchase Percentage” shall mean, with respect to any Purchased Asset, 80% (or as otherwise specified in the applicable Confirmation).
“Mezzanine Loan” shall mean a mezzanine loan secured by pledges of 100% of the Capital Stock of the Mortgagor under a related Mortgage Loan which is a Purchased Asset.
“Monthly Statement” shall mean, for each calendar month during which this Agreement shall be in effect, Seller’s or Servicer’s, as applicable, reconciliation in arrears of beginning balances, interest and principal paid to date and ending balances for each Purchased Asset, together with a certified written report describing each of the following (subject to, in the case of clauses (i) and (ii), the extent the Seller or Servicer has received notice or knowledge of such event or condition, and, in the case of clauses (vii) and (viii), to the extent such information can be obtained without undue burden to Seller) (i) any developments or events with respect to such Purchased Asset since the prior Monthly Statement that are reasonably likely to have a Material Adverse Effect, (ii) any Defaults or potential Defaults, (iii) any and all written modifications to any Purchased Asset Documents since the prior Monthly Statement, (iv) loan status, collection performance and any delinquency and loss experience with respect to each Purchased Asset, (v) an update as to the expected disposition or sale of the Purchased Assets, (vi) any information or notices as to pending or threatened litigation, (vii) any information or notices as to regulatory (including licensing) issues with respect to the Purchased Assets, and (viii) such other information as Buyer may reasonably request with respect to Seller, any Purchased Asset, Mortgagor or Mortgaged Property, which report shall be delivered to Buyer for each calendar month during the term of this Agreement within thirty (30) days following the end of such calendar month.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“More Favorable Third-Party Covenant” shall have the meaning specified in Section 12(t) of this Agreement.
“Mortgage” shall mean the mortgage, deed of trust, deed to secure debt or other instruments, creating a valid and enforceable first lien on or a first priority ownership interest in a Mortgaged Property.
“Mortgage Loan” shall mean (i) a whole commercial mortgage loan or (ii) a First Mortgage A-Note, in each case secured by a Mortgage and evidenced by a Mortgage Note and all other

Purchased Asset Documents, all right, title and interest of Seller in and to any Mortgaged Property covered by the related Mortgage and all related Servicing Rights.
“Mortgage Note” shall mean (a) with respect to a Mortgage, a note or other evidence of indebtedness of a Mortgagor secured by such Mortgage and (b) with respect to a Participation Interest, a Participation Certificate evidencing such Participation Interest.
“Mortgaged Property” shall mean the real property or properties securing repayment of the debt evidenced by a Mortgage Note (or Mortgage Notes, in the case of an AB Mortgage Loan or Split Mortgage Loan).
“Mortgagor” shall mean the obligor on a Mortgage Note, the grantor of the related Mortgage and the owner of the related Mortgaged Property.
“Net Income” shall mean, for any period, with respect to any Person, the consolidated net income (or loss) for such period as reported in such Person’s financial statements prepared in accordance with GAAP.
“New Asset” shall mean an Eligible Asset that Seller proposes to sell to Buyer pursuant to a Transaction.
“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.
“Officer’s Certificate” shall mean, as to any Person, a certificate of the chief executive officer, the chief financial officer, the president, any vice president or the secretary of such Person.
“Other Connection Taxes” shall mean Taxes imposed on Buyer as a result of a present or former connection between Buyer and the jurisdiction imposing such Tax (other than a connection arising from Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction Document).
“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that may arise from any payment made under any Transaction Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Participation Certificate” shall mean a participation certificate which evidences the outstanding balance of a Participation Interest.
“Participation Interest” shall mean a senior controlling pari passu participation interest evidenced by a senior note or participation interest in a performing first lien Mortgage Loan or a non-controlling pari passu participation interest evidenced by a note or participation interest in a performing first lien Mortgage Loan (provided, that, any non-controlling pari passu participation interest may not be more than 10% of the Facility Amount).
“Permitted Encumbrances” shall mean (a) liens for real property Taxes, ground rents, water charges, sewer rates and assessments not yet due and payable; (b) liens arising by operation of law (such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and similar liens) arising in the ordinary course of business which are (i) discharged by payment, bonding or otherwise or (ii) being contested in good faith by the related Mortgagor in accordance with the related Purchased Asset Documents; (c) covenants, conditions and restrictions, rights of way, easements and other matters of public record, which do not individually or in the aggregate, in the reasonable judgment of Seller, materially interfere with (i) the current use of the related Mortgaged Property, (ii) the security intended to be provided by the related Mortgage, (iii) the underlying obligor’s ability to pay its obligations when they become due or (iv) the value of the related Mortgaged Property; (d) liens and encumbrances set forth in the related Title Policy; and (e) rights of existing or future tenants as tenants only pursuant to leases.
“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant‑in‑common, trust, joint stock company, joint venture, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.
“Plan” shall mean an employee benefit or other plan established or maintained during the five-year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five-year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.
“Plan Assets” shall mean assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (ii) plan (as defined in Section 4975(e)(l) of the Code) subject to Section 4975 of the Code, or (iii) governmental plan (as defined in Section 3(32) of ERISA) subject to any other federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.
“Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of the date of this Agreement, between Buyer and Pledgor, as amended, modified, waived, supplemented, extended, restated or replaced from time to time.
“Pledged Collateral” has the meaning assigned to such term in the Pledge and Security Agreement.
“Pledgor” means ACRC Warehouse Holdings LLC, a Delaware limited liability company, together with its successors and permitted assigns.
“Portfolio Exposure Threshold” shall mean that the product of (i) the actual weighted-average aggregate Purchase Percentage of all Purchased Assets, multiplied by (ii) the weighted average LTV for all Purchased Assets does not exceed 57.5%, unless otherwise permitted by Buyer in its sole discretion.
“Power of Attorney to Buyer” shall mean (i) that certain Power of Attorney to Buyer dated as of the date hereof executed by Seller in favor of Buyer and (ii) such other power of attorney executed pursuant to this Agreement in substantially the form attached as Exhibit II-1.
“Power of Attorney to Seller” shall mean (i) that certain Power of Attorney to Seller dated as of the date hereof executed by Buyer in favor of Seller and (ii) such other power of attorney executed pursuant to this Agreement substantially in the form of Exhibit II-2.
“Preapproved Accordion Amount” shall mean $100,000,000.
“Preliminary Approval” shall have the meaning specified in Section 3(b) of this Agreement.
“Preliminary Due Diligence Package” shall mean, with respect to any New Asset, the following due diligence information, to the extent applicable, relating to such New Asset to be provided by Seller to Buyer pursuant to this Agreement:
(a)    Seller’s internal credit committee or investment committee memorandum, among other things, outlining the proposed transaction, including potential transaction benefits and all material underwriting risks and Underwriting Issues, anticipated exit strategies, underwriting models and all other characteristics of the proposed transaction that a prudent buyer would consider material;
(b)    current rent roll and rollover schedule, if applicable;
(c)    cash flow pro forma, plus historical information, if available;
(d)    flood certification , in form and substance acceptable to Buyer;
(e)    maps and photos, if available;
(f)    interest coverage ratios and Debt Yield Ratio;
(g)    description of the Mortgaged Property, along with a description of the Mortgagor and sponsor (including their experience with other projects, ownership structure and financial statements);
(h)    loan-to-value ratio;
(i)    Seller’s or any Affiliate’s relationship with the Mortgagor or any affiliate;
(j)    material third party reports, to the extent available and applicable, including: (i) engineering and structural reports, each in form and prepared by consultants acceptable to Buyer; (ii) current Appraisal; (iii) Phase I environmental report (including asbestos and lead paint report) and, if applicable, Phase II or other follow-up environmental report if recommended in Phase I, each in form and prepared by consultants acceptable to Buyer; (iv) seismic reports, each in form and prepared by consultants acceptable to Buyer; (v) operations and maintenance plan with respect to asbestos containing materials, each in form and prepared by consultants acceptable to Buyer; (vi) the servicing data tape; (vii) credit reports by a credit reporting agency acceptable to Buyer, in form and substance acceptable to Buyer; and (viii) background searches and reports of the findings of such searches, in form and substance acceptable to Buyer;
(k)    copies of documents evidencing such New Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, Mortgagor’s organizational documents, loan and collateral pledge agreements, and intercreditor agreements, as applicable;
(l)    (i) insurance reports in form and substance acceptable to Buyer and prepared by third-party consultants acceptable to Buyer, and (ii) insurance certificates or other evidence of insurance coverage evidencing the insurance required to be maintained with respect to any Eligible Property or Eligible Properties pursuant to Section 3(c)(iv) hereof (including evidence of terrorism insurance coverage and such other customary insurance coverage satisfactory to Buyer);
(m)    analyses and reports with respect to such other matters concerning the New Asset as Buyer may in its reasonable discretion require; and
(n)    with respect to any Transaction involving a New Asset that is a Future Advance Asset, Seller shall indicate in the related Preliminary Due Diligence Package that such New Asset is a Future Advance Asset and shall provide Buyer with the information required to complete the Confirmation regarding such Future Advance Asset, as well as the then remaining unfunded principal amount of all Purchased Assets that constitute Future Advance Assets.
“Prescribed Laws” shall mean, as applicable, (a) the USA PATRIOT Act, (b) Executive Order 13224, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq., (d) the Bank Secrecy Act (31 U.S.C. Sections 5311 et seq.) as amended and (e) all other Requirements of Law relating to money laundering or terrorism, and all regulations and executive orders promulgated with respect to money laundering or terrorism, including, without limitation, those promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury.
“Price Differential” shall mean, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Repurchase Price thereof (excluding any amount attributable to Price Differential in the definition thereof), calculated on the basis of a three hundred sixty (360) day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (such aggregate amount to be reduced by any amount of such Price Differential paid by Seller to Buyer, prior to such date, with respect to such Transaction).
“Pricing Period” shall mean, with respect to a Payment Date during which the Applicable Index is:

(a)    LIBOR, with respect to each Purchased Asset, (a) in the case of the first (1st) Remittance Date, the period from and including the original Purchase Date for such Purchased Asset to but excluding the next following Remittance Date, and (b) in the case of each subsequent Remittance Date, the one-month period from and including the preceding Remittance Date to but excluding such Remittance Date; provided that no Pricing Period for a Purchased Asset shall end after the Repurchase Date for such Purchased Asset; or
(b)    a Replacement Index, a period the Buyer determines is consistent with Market Practice implementing the applicable Index Transition.
“Pricing Rate” shall mean, for any Pricing Period with respect to a Purchased Asset, an annual rate equal to (A) with respect to a LIBOR Transaction, LIBOR for such Pricing Period, plus the Applicable Spread for the related Purchased Asset (subject to adjustment and/or conversion as provided in Sections 3(l), 3(m), 3(n), 3(o), and 3(p) of this Agreement) or (B) on and after an Index Transition Date, the Applicable Interest Rate.
“Pricing Rate Reset Date” shall mean, with respect to a Purchased Asset, (a) in the case of the first (1st) Pricing Period for such Purchased Asset, the original Purchase Date for such Purchased Asset, and (b) in the case of each subsequent Pricing Period, two (2) Business Days preceding the Remittance Date on which such Pricing Period begins.
“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received in respect thereof (including casualty or condemnation proceeds to the extent that such proceeds are not required under the underlying loan documents to be reserved, escrowed, readvanced or applied for the benefit of the Mortgagor or the related Mortgaged Property). For purposes of clarification, prepayment premiums, fees or penalties shall not be deemed to be principal.
“Prohibited Assignee” shall mean any of the Persons listed on Schedule 3 attached to this Agreement.
“Prohibited Person” shall mean any Person: (i) listed in the Annex to, or otherwise subject to the provisions of, Executive Order 13224; (ii) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224; (iii) with whom Buyer is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including Executive Order 13224; (iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224; (v) that is the subject of Sanctions; (vi) that is a foreign shell bank; (vii) that is a resident of, or whose subscription funds are transferred from or through an account in, a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the FATF, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur (see http://www.fatf-gati.org for the FATF’s “Non-Cooperative Countries and Territories Initiative”); or (viii) who is an Affiliate of a Person described above.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which such Purchased Asset is transferred by Seller to Buyer.
“Purchase Percentage” shall mean, with respect to any Purchased Asset, the Maximum Purchase Percentage (or as otherwise specified in the applicable Confirmation).
“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by Seller to Buyer on the applicable Purchase Date. The Purchase Price as of any Purchase Date for any Purchased Asset shall be an amount (expressed in dollars) equal to the product of (a) the Market Value of such Purchased Asset, multiplied by (b) the applicable Purchase Percentage. The Purchase Price shall increase by any Future Advance Purchase pursuant to Section 3(h) and any payment made to Seller in connection with a Margin Excess pursuant to Section 4(b), and shall decrease by any payment applied in connection with a Margin Deficit pursuant to Section 4(a) and any Principal Payment applied pursuant to Section 5 to reduce such Purchase Price and any other amounts paid to Buyer by Seller to reduce such Purchase Price.
“Purchase Term” shall mean, with respect to any Purchased Asset and any date of determination, the applicable period from the Purchase Date for such Purchased Asset to such date of determination.
“Purchased Asset” shall mean (i) with respect to any Transaction, the Eligible Assets sold by Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Assets sold by Seller to Buyer.
“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents specified in Schedule 2.
“Purchased Asset File” shall mean the Purchased Asset Documents, together with any additional documents and information required to be delivered to Buyer or its designee (including Custodian) pursuant to this Agreement.
“Purchased Asset File Checklist” shall have the meaning specified in the Custodial Agreement.
“Purchased Asset Schedule” shall have the meaning specified in the Custodial Agreement.
“Qualified Hedge Counterparty” shall mean, with respect to any Hedging Transaction, any entity other than an Affiliated Hedge Counterparty, that (a) qualifies as an “eligible contract participant” as such term is defined in the Commodity Exchange Act (as amended by the Commodity Futures Modernization Act of 2000), (b) the long-term debt of which is rated no less than “A+” by Standard & Poor’s and “A1” by Moody’s and (c) is reasonably acceptable to Buyer; provided that, with respect to clause (c), if Buyer has approved an entity as a counterparty, it may not thereafter deem such counterparty unacceptable with respect to any previously outstanding Transaction unless clause (a) or (b) no longer applies with respect to such counterparty.

“Quarterly Report” shall mean, for each fiscal quarter during which this Agreement shall be in effect, (i) Seller’s or Servicer’s, as applicable, certified written report summarizing (with a separate cover sheet for each Purchased Asset or, in the case of a Purchased Asset secured (directly or indirectly) by a portfolio of Mortgaged Properties, a cover sheet for such portfolio on a consolidated basis), with respect to the Mortgaged Properties securing each Purchased Asset (or, in the case of a Purchased Asset secured (directly or indirectly) by a portfolio of Mortgaged Properties, such information on a consolidated basis), the net operating income, debt service coverage, occupancy, the revenues per room (for hospitality properties) and sales per square footage (for retail properties), in each case, to the extent received by Seller, and such other information as mutually agreed by Seller and Buyer, and (ii) the updated underwriting report, which reports shall be delivered to Buyer for each fiscal quarter during the term of this Agreement within sixty (60) days following the end of each such fiscal quarter.
“Rate Adjustment” shall mean, an adjustment which may be zero or a positive or negative value, and:
(a)    if the Applicable Index is LIBOR, than equal to zero;
(b)    if the Index Transition is a transition from LIBOR to:
(i)    Term SOFR, then the adjustment that has been selected, endorsed or recommended by the Relevant Governmental Body for such Index Transition;
(ii)    Compounded SOFR, then the adjustment that has been selected, endorsed or recommended by the Relevant Governmental Body for such Index Transition;
(iii)    the ISDA Fallback Rate, then the ISDA Fallback Adjustment;
(iv)    a Replacement Index other than Term SOFR, Compounded SOFR, or the ISDA Fallback Rate, an adjustment, consistent with Market Practice for handling such Index Transition, selected by the Buyer;
(c)    if the Index Transition is a transition from an Index other than LIBOR to another Index, an adjustment, consistent with Market Practice for handling such Index Transition, selected by the Buyer.
“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor thereto), as the same may be modified and supplemented and in effect from time to time.
“REIT” shall mean a Person satisfying the conditions and limitations set forth in Section
856(b), Section 856(c), and Section 857(a) of the Code and qualifying as a real estate investment trust, as defined in Section 856(a) of the Code.

“Relevant Governmental Body” shall mean:

(a)    the Federal Reserve Board or the Federal Reserve Bank of New York; or
(b)    a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Remittance Date” shall mean the fifteenth (15th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day.
“Replacement Index” shall mean, as of the relevant Index Transition Date and thereafter until a subsequent Index Transition Date or the Maturity Date, the first alternative Index set forth in the order below that the Buyer determines is available, appropriate for the transaction and consistent with Market Practice:
(a)    Term SOFR;
(b)    Compounded SOFR;
(c)    an Index selected or recommended by the Relevant Government Body as the replacement for the then-current Applicable Index;
(d)    the ISDA Fallback Rate; or
(e)    an Index selected by the Buyer.
“Representatives” shall have the meaning specified in Section 27(a) hereof.
“Repurchase Assets” shall have the meaning specified in Section 6(a) hereof.
“Repurchase Date” shall mean, with respect to any Purchased Asset, the date that is the earliest to occur of the following: (a) the Facility Termination Date, (b) the date otherwise specified in the related Confirmation, or (c) if applicable, the related Early Repurchase Date or Accelerated Repurchase Date.
“Repurchase Obligations” shall mean the Aggregate Repurchase Price and all other amounts due under the Transaction Documents (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) irrespective of whether such obligations are direct or indirect, absolute or contingent, matured or unmatured.
“Repurchase Price” shall mean, with respect to any Purchased Asset, as of any date, the price at which such Purchased Asset is to be transferred from Buyer to Seller upon termination of the related Transaction; in each case, such price shall equal the sum of the Purchase Price of such Purchased Asset and the accrued and unpaid Price Differential with respect to such Purchased Asset as of the date of such determination, minus all Income and other cash actually received by Buyer in respect of such Purchased Asset and applied towards the Repurchase Price and/or Price Differential pursuant to this Agreement.

“Requirement of Law” shall mean any law (including, without limitation, Prescribed Law), treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or any other Governmental Authority whether now or hereafter enacted or in effect.
“Reserve Requirements” shall mean, with respect to any date of determination, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such date (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) maintained by Buyer.
“Sanctions” shall have the meaning specified in Section 10(xxv)(A) of this Agreement.
“SEC” shall mean the Securities and Exchange Commission.
“Seller” shall have the meaning specified in the introductory paragraph of this Agreement.
“Servicer” shall mean Barings Multifamily Capital LLC, or any successor servicer appointed by Buyer and reasonably acceptable to Seller; provided that the provisions of Section 22 are satisfied.
“Servicer Acknowledgment” shall mean a servicer acknowledgment entered into by Seller on Buyer’s behalf in accordance with Section 22 of this Agreement.
“Servicing Agreement” shall mean (i) that certain Servicing Agreement, dated as of the date hereof, by and between Servicer, Ares Commercial Real Estate Servicer LLC, Buyer and Seller and (ii) such other servicing or subservicing agreement entered into by Seller on Buyer’s behalf in accordance with Section 22 of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
“Servicing Records” shall have the meaning specified in Section 22(b) of this Agreement.
“Servicing Rights” shall mean contractual, possessory or other rights of any Person to administer, service or subservice any Purchased Assets (or to possess any Servicing Records relating thereto), including: (i) the rights to service the Purchased Assets; (ii) the right to receive compensation (whether direct or indirect) for such servicing, including the right to receive and retain the related servicing fee and all other fees with respect to such Purchased Assets; and (iii) all rights, powers and privileges incidental to the foregoing, together with all Servicing Records relating thereto.
“Significant Modification” shall mean any modification or amendment of a Purchased Asset that:
(i)    reduces the principal amount of such Purchased Asset (other than (a) with respect to a dollar-for-dollar principal payment or (b) as expressly permitted in the related Confirmation);

(ii)    increases the principal amount of such Purchased Asset (other than as expressly permitted in the related Confirmation or the Purchased Asset Documents, including permitted increases resulting from future funding amounts advanced by Seller to Mortgagor as set forth therein);
(iii)    modifies or changes the amount or frequency of regularly scheduled payments of principal and interest of such Purchased Asset including any modification of the interest rate or principal payments of such Purchased Asset; provided, however, that Seller shall be permitted, without the consent of Buyer, to change the monthly payment date with respect to a Purchased Asset in connection with an intended securitization;
(iv)    changes the maturity date in respect of such Purchased Asset;
(v)    subordinates the lien priority of such Purchased Asset or the payment priority of the Purchased Asset other than subordinations required under the then existing terms and conditions of the Purchased Asset (provided, however, the foregoing shall not preclude the execution and delivery of subordination, nondisturbance and attornment agreements with tenants, subordination to tenant leases, easements, plats of subdivision and condominium declarations and similar instruments which in the commercially reasonable judgment of the Seller do not materially adversely affect the rights and interest of the holder of such Purchased Asset);
(vi)    releases any collateral (either full or partial) for such Purchased Asset other than releases required under the then existing Purchased Asset Documents or releases in connection with eminent domain or under threat of eminent domain or releases any guarantees (either full or partial) securing the Purchased Asset;
(vii)    releases any borrower, guarantor, pledgor or other obligor from any material obligation under the Purchased Asset Documents;
(viii)    waives any monetary or material non-monetary defaults of any Underlying Obligor under the Purchased Asset Documents;
(ix)    modifies any other economic terms in respect of a Purchased Asset, including, but not limited to, the prepayment terms;
(x)    materially waives, amends or modifies, in Borrower’s reasonable judgment, any cash management or reserve account requirements of such Purchased Asset other than changes required under the related Purchased Asset Documents;
(xi)    waives any due-on-sale or due-on-encumbrance provisions of such Purchased Asset other than waivers required to be given under the then existing Purchased Asset Documents;
(xii)    materially waives, amends or modifies any insurance requirements of such Purchased Asset under the related Purchased Asset Documents;

(xiii)     encumbers the related Purchased Asset or the direct or indirect ownership interest in the mortgagor in connection with a subordinate financing, a mezzanine financing or a preferred equity investment; or
(xiv)     relates to the issuance of a letter of credit as security for a Purchased Asset where Seller has a consent right to the form of letter of credit.
“Single-Purpose Entity” shall mean any corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date hereof, has complied with and shall at all times comply with the provisions of Section 13 of this Agreement.
“SIPA” shall have the meaning specified in Section 25(a) of this Agreement.
“SOFR” shall mean the secured overnight financing rate published by the Relevant Governmental Body.
“Specified Third Party Securitization” means any securitization transaction that was not established or sponsored by Guarantor or any of its consolidated Subsidiaries.
“Split Mortgage Loan” shall mean a Mortgage Loan evidenced by two or more senior pari passu Mortgage Notes.
“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, Inc., a division of the McGraw Hill Companies Inc. and any successor in interest thereto.
“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are with those of such Person pursuant to GAAP; provided that no issuer of a Specified Third Party Securitization shall be considered a “Subsidiary” of Guarantor or any of its Affiliates. Unless otherwise qualified, all references to a Subsidiary or to Subsidiaries in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller and/or Guarantor.
“Substitute Rate Transaction” shall mean a Transaction at any time on and after an Index Transition Date.
“Supplemental Due Diligence Package” shall mean, with respect to any New Asset, information or deliveries concerning such New Asset that Buyer shall reasonably request in addition to the Preliminary Due Diligence Package, including, without limitation, a credit approval memorandum representing the final terms of the underlying transaction, a loan-to-value ratio computation and a final Debt Yield Ratio computation for such New Asset.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which a Mortgaged Property is located) survey of a Mortgaged Property prepared by a registered independent surveyor and in form and content reasonably satisfactory to Buyer and the company issuing the Title Policy for such Mortgaged Property.
“Table Funded Purchased Asset” shall mean a Purchased Asset which is sold to Buyer simultaneously with the origination or acquisition thereof, which origination or acquisition is financed with the Purchase Price, pursuant to Seller’s request, paid directly to a title company or other settlement agent, in each case, approved by Buyer, for disbursement in connection with such origination or acquisition. A Purchased Asset shall cease to be a Table Funded Purchased Asset after Custodian has delivered a Trust Receipt to Buyer certifying its receipt of the Purchased Asset File therefor.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” shall mean an Index which, the Buyer determines meets each of the following criteria:
(a)    is a forward-looking term rate;
(b)    is based on SOFR;
(c)    has a tenor of one month (disregarding business day adjustment); and
(d)    has been selected, recommended or endorsed by the Relevant Governmental Body.
“Title Policy” shall mean (a) an American Land Title Association lender’s title insurance policy or a comparable form of lender’s title insurance policy approved for use in the applicable jurisdiction, in form and substance reasonably acceptable to Buyer or, (b) if such policy has not yet been issued, (i) a pro forma policy, (ii) a preliminary title policy together with an Insured Closing Letter and Escrow Instructions or (iii) a “marked up” commitment, in each case that is binding on the title insurer.
“Transaction” shall have the meaning specified in Section 1 of this Agreement.
“Transaction Conditions Precedent” shall have the meaning specified in Section 3(f) of this Agreement.
“Transaction Costs” shall have the meaning specified in Section 20(b) of this Agreement.
“Transaction Documents” shall mean, collectively, this Agreement, the Blocked Account Agreement, the Custodial Agreement, the Fee Letter, the Guaranty, the Servicing Agreement, the Power of Attorney to Buyer, the Power of Attorney to Seller, all Confirmations executed pursuant to this Agreement in connection with specific Transactions and all other documents executed in connection herewith and therewith.

“Transfer” shall mean, with respect to any Person, any sale or other whole or partial conveyance of all or any portion of such Person’s assets, or any direct or indirect interest therein to a third party (other than in connection with the transfer of a Purchased Asset to Buyer in accordance herewith), including the granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of such assets or the subjecting of any portion of such assets to restrictions on transfer.
“Transfer Documents” shall mean, with respect to any Purchased Asset, all applicable Purchased Asset Documents necessary to transfer all of Seller’s right, title and interest in such Purchased Asset to Buyer in accordance with the terms of this Agreement.
“Trust Receipt” shall mean a trust receipt issued by Custodian, or, in the case of a Table Funded Purchased Asset, Bailee, to Buyer substantially in the form required under the Custodial Agreement or the Bailee Agreement, as applicable.
“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any security interest is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, with respect to perfection or the effect of perfection or non-perfection, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such perfection or effect of perfection or non-perfection.
“Underwriting Issues” shall mean, with respect to any New Asset, all material information of which Seller has knowledge that, based on the making of reasonable inquiries and the exercise of reasonable care and diligence by a reasonable institutional mortgage loan buyer in determining whether to originate or acquire such New Asset under the circumstances, would, in the context of the totality of the Transaction in question, be considered a materially “negative” factor (either separately or in the aggregate with other information relating to such New Asset), including, but not limited to, whether such New Asset was repurchased from any warehouse loan facility or a repurchase transaction due to the breach of a representation and warranty or a material defect in loan documentation or closing deliveries (such as the absence of any material Purchased Asset Document(s)).
“Upfront Fee” shall have the meaning specified in the Fee Letter.
“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).
“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 3(r)(ii)(C) hereof.

3.	INITIATION; CONFIRMATION; TERMINATION; FEES

(a)    Seller may prior to the Facility Termination Date, from time to time request that Buyer enter into a Transaction with respect to one or more New Assets by submitting a Preliminary Due Diligence Package for Buyer’s review and approval, which approval shall be in Buyer’s sole discretion. Notwithstanding anything to the contrary herein, Buyer shall have no obligation to consider for purchase any New Asset if, immediately after the purchase of such New Asset, the Aggregate Repurchase Price would exceed the Facility Amount. Buyer and its representatives shall have the right to review all New Assets proposed to be sold to Buyer in any Transaction and to conduct its own due diligence investigation of such New Assets as Buyer determines is necessary in Buyer’s sole discretion, including, without limitation, any applicable lender licensee requirements with respect to any New Asset. Notwithstanding any provision to the contrary herein or in any other Transaction Document, Buyer shall be entitled to determine, in its sole discretion, whether a New Asset qualifies as an Eligible Asset or whether to reject any New Asset proposed to be sold to Buyer by Seller. Notwithstanding anything in this Agreement to the contrary, prior to Seller requesting Buyer enter into a Transaction (or, for the avoidance of doubt, Buyer entering into any Transaction) with respect to one or more New Assets that consist of any Mezzanine Loan or Mezzanine Loans, Buyer shall receive an opinion of counsel in form and substance satisfactory to Buyer as to the safe harbor treatment for “securities contracts” and “master netting agreements” under the Bankruptcy Code covering mezzanine loans.
(b)    Upon Buyer’s receipt of a Preliminary Due Diligence Package, Buyer shall have the right to request a Supplemental Due Diligence Package to evaluate the proposed Transaction. Upon Buyer’s receipt or waiver of such Supplemental Due Diligence Package, Buyer shall, in its sole discretion, within five (5) Business Days, either (i) notify Seller of its intent to proceed with the Transaction together with its determination of the Purchase Price and the Market Value for the related New Asset (such notice, a “Preliminary Approval”) or (ii) deny Seller’s request. Buyer’s failure to respond to Seller within five (5) Business Days shall be deemed to be a denial of Seller’s request to enter into the proposed Transaction, unless Buyer and Seller have agreed otherwise in writing.
(c)    Upon Seller’s receipt of Preliminary Approval with respect to a Transaction, Seller shall, if Seller desires to enter into such Transaction with respect to the related New Asset upon the terms set forth by Buyer in the Preliminary Approval, deliver the documents set forth below in this Section 3(c) with respect to each New Asset and related Eligible Property or Eligible Properties (to the extent not already delivered in the Preliminary Due Diligence Package or in the Supplemental Due Diligence Package) as a condition precedent to a Final Approval and issuance of a Confirmation, all in a manner and/or form satisfactory to Buyer in its sole discretion and pursuant to documentation satisfactory to Buyer in its sole discretion:
(i)    Delivery of Purchased Asset Documents. Copies of each of the final Purchased Asset Documents, or drafts of such Purchased Asset Documents in substantially final form if such New Asset is being originated concurrently with the transfer to Buyer, subject to delivery of final, executed copies of such Purchased Asset Documents on the Purchase Date of such New Asset.

(ii)    Environmental and Engineering. A “Phase I” (and, if recommended by the Phase I, a “Phase II”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Buyer, by an engineer and an environmental consultant, approved by Buyer in its reasonable discretion.
(iii)    Appraisal. If obtained by Seller, an Appraisal or a Draft Appraisal of the related Eligible Property or Eligible Properties dated less than one hundred twenty (120) days prior to the proposed Purchase Date (or such earlier date as is agreed by Buyer). If Buyer receives only a Draft Appraisal prior to entering into a Transaction, Seller shall use its best efforts to deliver an Appraisal on or before thirty (30) days after the Purchase Date.
(iv)    Insurance. Insurance reports in form and substance acceptable to Buyer and prepared by third-party consultants acceptable to Buyer, as well as certificates or other evidence of insurance detailing insurance coverage in respect of the related Eligible Property or Eligible Properties of types (including but not limited to casualty, general liability and terrorism insurance coverage), in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Asset Documents and otherwise reasonably satisfactory to Buyer. Such certificates or other evidence shall indicate that Seller (or as to a New Asset that is a Participation Interest, the lead lender on the related whole loan in which Seller is a participant) will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Asset Documents.
(v)    Opinions of Counsel. Copies of all legal opinions with respect to the New Asset (which shall include a non-consolidation opinion, if applicable) that shall be in form and substance reasonably satisfactory to Buyer; provided that Seller may deliver drafts of such opinions if such New Asset is being originated concurrently with the transfer to Buyer and shall deliver final, executed copies of such legal opinions on the Purchase Date of such New Asset.
(vi)    Title Policy. (A) An unconditional commitment from the title company to issue a Title Policy or Policies in favor of Seller and Seller’s successors and/or assigns with respect to each Mortgage securing such New Asset with an amount of insurance that shall be not less than the principal balance of such New Asset, or (B) an endorsement or confirmatory letter from the title company that issued the existing Title Policy (in an amount not less than the principal balance of such New Asset) in favor of Seller and Seller’s successors and assigns adding such parties as an additional insured.
(vii)    Additional Real Estate Matters. To the extent obtained by Seller, such other real estate related certificates and documentation as may have been reasonably requested by Buyer, such as: (A) certificates of occupancy issued by the appropriate Governmental Authority and either letters certifying that the related Eligible Property or Eligible Properties are in compliance with all applicable zoning laws issued by the appropriate Governmental Authority, a zoning report in form and prepared by a zoning consultant satisfactory to Buyer or evidence that the related Title Policy includes a zoning endorsement; and (B) abstracts of all material leases in effect at the Mortgaged Property delivered in connection with the New Asset.
(viii)    Exception Report. A written report of any exceptions to the representations and warranties in Exhibit III attached hereto (an “Exception Report”).
(ix)    Other Documents. Such other documents as Buyer shall reasonably deem to be necessary.
(d)    Within five (5) Business Days of Seller’s delivery of the documents and materials contemplated in Section 3(c) above, Buyer shall in its sole discretion notify Seller that either (A) Buyer has not approved the New Asset or (B) Buyer agrees to purchase the New Asset, subject to satisfaction (or waiver by Buyer) of the Transaction Conditions Precedent (such notice, a “Final Approval”) set forth in Section 3(f) below, which such Final Approval shall indicate whether internal credit approval has been obtained with respect to any Future Advance Purchase in respect of any Future Advance Asset. Buyer’s failure to respond to Seller within five (5) Business Days shall be deemed to be a denial of Seller’s request that Buyer purchase the New Asset, unless Buyer and Seller have agreed otherwise in writing.
(e)    Subject to satisfaction of the Transaction Conditions Precedent, Buyer shall deliver to Seller an executed Confirmation with respect to a proposed Transaction; provided that, unless otherwise agreed by Seller, Buyer shall deliver a separate Confirmation with respect to each New Asset that will be the subject of a Transaction. Each Confirmation shall be deemed to be incorporated herein by reference with the same effect as if set forth herein at length.
(f)    Subject to Seller’s rights under Section 3(h) hereof, Buyer shall transfer the Purchase Price to Seller with respect to each New Asset for which it has issued a Confirmation on the Purchase Date specified in such Confirmation (which Purchase Date shall be at least three (3) Business Days after the date the Final Approval is delivered), and the related New Asset shall be concurrently transferred by Seller to Buyer or Buyer’s nominee; provided that the following conditions (collectively, the “Transaction Conditions Precedent”) shall be satisfied (or waived by Buyer in its sole discretion) with respect to such proposed Transaction:
(i)    no Default, Event of Default or Margin Deficit shall have occurred and be continuing as of the Purchase Date;
(ii)    Seller shall have executed a Confirmation for such proposed Transaction;
(iii)    Guarantor shall have delivered to Buyer a true and accurate Financial Covenant Compliance Certificate with respect to Guarantor’s most recently ended fiscal quarter for which a Financial Covenant Compliance Certificate is required to be delivered hereunder;
(iv)    Seller shall have delivered an Officer’s Certificate of Seller covering such matters as Buyer may reasonably request with respect to matters relating to this Agreement or the other Transaction Documents;

(v)    Buyer shall have (A) determined, in its sole discretion, in accordance with Section 3(a) of this Agreement, that the New Asset proposed to be sold to Buyer by Seller in such Transaction is an Eligible Asset, (B) obtained internal credit approval for the inclusion of such New Asset as a Purchased Asset in a Transaction, (C) confirmed that, after giving effect to such Purchased Asset, the Concentration Limit shall be satisfied and (D) determined, in its sole discretion, that the Maximum Asset Exposure Threshold and Portfolio Exposure Threshold will be satisfied immediately after giving effect to such proposed Transaction;
(vi)    (A) if the New Asset is not a Table Funded Purchased Asset, the applicable Purchased Asset File described in Section 7(b)(i) of this Agreement shall have been either (x) delivered to Custodian or (y) held for the benefit of the Buyer by Bailee (and Bailee shall have executed and delivered a Bailee Agreement) and Buyer shall have received a Trust Receipt with respect to such Purchased Asset File, and (B) if the Purchased Asset is a Table Funded Purchased Asset, the documents required by Section 7(b)(i) shall have been delivered to Bailee and Bailee shall have executed and delivered a Bailee Agreement;
(vii)    Seller shall have delivered to any related Mortgagor, obligor, related servicer or lead lender a direction letter in accordance with Section 5(a) of this Agreement unless such Mortgagor, obligor, related servicer or lead lender is already remitting payments to Servicer, in which case Seller shall direct Servicer to remit all such amounts into the Blocked Account in accordance with Section 5(a) of this Agreement and to service such payments in accordance with the provisions of this Agreement;
(viii)    Seller shall have paid to Buyer (A) any fees then due and payable under the Fee Letter and (B) any unpaid Transaction Costs in respect of such Purchased Asset due and owing by Seller (which amounts, at Seller’s option, may be held back from funds remitted to Seller by Buyer on the Purchase Date);
(ix)    the New Asset is not a Defaulted Asset;
(x)    Buyer shall have received true and complete copies of fully executed originals of all Transfer Documents;
(xi)    Buyer shall have received a copy of any document relating to any Hedging Transaction, and Seller shall have validly pledged and assigned to Buyer all of Seller’s rights under each Hedging Transaction included within a Purchased Asset, if any;
(xii)    no circumstance shall exist or event have occurred resulting in a Material Adverse Effect (such matter to be certified in the Officer’s Certificate of Seller delivered pursuant to and in accordance with Section 3(f)(iii) above); and
(xiii)    there shall not have occurred (A) a material adverse change in financial markets, an outbreak or escalation of hostilities or a material change in national or international political, financial or economic conditions, or (B) a general suspension of trading on major stock exchanges, or (C) a disruption in or moratorium on commercial banking activities or securities settlement services; and

(xiv)    no circumstance shall exist or event have occurred (including, without limitation, a change in any Requirement of Law or in the interpretation or administration thereof) resulting in (A) the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by commercial mortgage loans, (B) Buyer not being able to finance Eligible Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events, or (C) any of the events or circumstances described in Sections 3(n), (o) and (p).
(g)    Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the related Transaction covered thereby.
(h)    Subject to Section 4 of this Agreement, at any time prior to the Repurchase Date, in the event a future advance is to be made by Seller pursuant to the Purchased Asset Documents with respect to a Future Advance Asset, Seller may submit to Buyer a request that Buyer transfer cash to Seller in an amount not to exceed the Maximum Purchase Percentage, multiplied by the amount of such future advance (a “Future Advance Purchase”), which Future Advance shall increase the outstanding Purchase Price for such Future Advance Asset. Buyer shall transfer cash to Seller as provided in this Section 3(h) (and in accordance with the wire instructions provided by Seller in such request) on the date requested by Seller, which date shall be no earlier than three (3) Business Days following the Business Day on which Buyer reasonably determines that the conditions precedent to Buyer’s obligation to make any Future Advance Purchase as set forth in this Section 3(h) have been satisfied (or, in Buyer’s sole discretion, waived). It shall be a condition to Buyer’s obligation to make any Future Advance Purchase that:
(i)    no Margin Deficit shall be due and unpaid in accordance with Section 4(a) and no Event of Default has occurred and is continuing or will result from the funding of such Future Advance Purchase;
(ii)    the funding of the Future Advance Purchase will not cause the aggregate outstanding Purchase Price for all Purchased Assets to exceed the Facility Amount;
(iii)    the Future Advance Purchase will not cause the Purchase Price of the applicable Future Advance Asset to exceed the Concentration Limit;
(iv)    Buyer shall have determined, in its sole discretion, that the Maximum Asset Exposure Threshold and Portfolio Exposure Threshold will be satisfied immediately after giving effect to the funding of the Future Advance Purchase;
(v)    Seller shall have demonstrated to Buyer’s reasonable satisfaction that all conditions to the future advance under the Purchased Asset Documents have been satisfied;
(vi)    the Future Advance Purchase shall be in an amount equal to or greater than $500,000;

(vii)    previously or simultaneously with Buyer’s funding of the Future Advance Purchase, Seller shall have funded or caused to be funded to the Mortgagor (or to an escrow agent or as otherwise directed by the Mortgagor) its pro rata portion of such Future Advance Purchase in respect of such Future Advance Asset;
(viii)    Guarantor shall have delivered to Buyer a true and accurate Financial Covenant Compliance Certificate with respect to Guarantor’s most recently ended fiscal quarter for which a Financial Covenant Compliance Certificate is required to be delivered hereunder;
(ix)    no circumstance shall exist or event have occurred resulting in a Material Adverse Effect (such matter to be certified in the Officer’s Certificate of Seller delivered pursuant to and in accordance with Section 3(f)(iv) above); and
(x)    if not previously obtained during the Final Approval, Buyer shall have obtained internal credit approval for the applicable Future Advance Purchase.
(i)    Seller shall be entitled to terminate a Transaction on demand, and repurchase the related Purchased Asset on any Business Day prior to the applicable Repurchase Date (an “Early Repurchase Date”); provided, however, that:
(i)    No Default; Event of Default or Margin Deficit shall be continuing or would occur or result from such early repurchase unless such Default or Event of Default would be cured by the repurchase of such Purchased Asset or such Margin Deficit is concurrently cured by Seller in accordance with Section 4 of this Agreement or such Default or Event of Default is concurrently cured in accordance with this Agreement;
(ii)    Seller notifies Buyer in writing, no later than five (5) Business Days prior to the Early Repurchase Date, of its intent to terminate such Transaction and repurchase the related Purchased Asset; and
(iii)    Seller shall pay to Buyer on the Early Repurchase Date an amount equal to the sum of the Repurchase Price for such Transaction, all Transaction Costs and any other amounts payable by Seller and outstanding under this Agreement or the other Transaction Documents (including, without limitation, Section 3(o), Section 3(p) and Section 3(q) of this Agreement, if any) with respect to such Transaction against transfer to Seller or its agent of the related Purchased Asset.
(j)    On the Repurchase Date for any Transaction, termination of the applicable Transaction will be effected by transfer to Seller or, if requested by Seller, its designee of the related Purchased Assets, and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 4 or Section 5 hereof) against the simultaneous transfer to Buyer of the applicable Repurchase Price, all Transaction Costs and any other amounts payable by Seller and outstanding under this Agreement with respect to such Transaction (including without limitation, Section 3(o), Section 3(p) and Section 3(q) of this Agreement, if any) to an account of Buyer.

(k)    So long as no Event of Default has occurred and is then continuing, the Repurchase Price with respect to one or more Purchased Assets may be paid in part at any time upon two (2) Business Days prior written notice from Seller to Buyer; provided, however, that any such payment shall be accompanied by an amount representing accrued Price Differential with respect to such Purchased Asset(s) on the amount of such payment and all other amounts then due under the Transaction Documents. Each partial payment of the Repurchase Price that is voluntary (as opposed to mandatory under the terms of this Agreement) shall be in an amount of not less than $1,000,000.
(l)    Upon the Buyer’s determination that an Index Transition Event has occurred:
(i)    The Buyer shall, within three (3) Business Days, provide an Index Transition Notice;
(ii)    The Applicable Index shall transition, as of the Index Transition Date, to a Replacement Index identified in accordance with the definition thereof and the provisions hereof; and
(iii)    The Rate Adjustment shall transition in accordance with the definition thereof.
(m)    Notwithstanding anything to the contrary herein or in any other Transactions Documents, the Buyer shall make Conforming Changes to the Transaction Documents from time to time in connection with an Index Transition Event, and such Conforming Changes shall become effective without any further action or consent.
(n)    If Buyer shall have determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law (including, without limitation changes in any Reserve Requirements and any other increase in cost to Buyer) has made it unlawful, or any Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into any Transaction or any Governmental Authority has imposed material restrictions on the authority of Buyer to enter into any Transaction, then on notice thereof by Buyer to Seller, any obligations of Buyer to enter into Transactions shall be suspended until Buyer notifies Seller that the circumstances giving rise to such determination no longer exist.
(o)    In the event of the introduction of, or a change in, any Requirement of Law or in the interpretation or application thereof (including, without limitation changes in any Reserve Requirements and any other increase in cost to Buyer), or compliance by Buyer with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:
(i)    shall hereafter have the effect of reducing the rate of return on Buyer’s capital (including by subjecting Buyer to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto) as a consequence of its obligations hereunder to a level below that which Buyer could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s policies with respect to capital adequacy) by any amount deemed by Buyer to be material;
(ii)    shall hereafter impose, modify, increase or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the rate hereunder (other than as a result of an increase in Taxes); or
(iii)    shall hereafter impose on Buyer any other condition (other than Taxes) and the result of any of the foregoing is to increase the cost to Buyer of effecting, renewing or maintaining Transactions or to reduce any amount receivable hereunder;
then, in any such case, Seller shall promptly pay Buyer, upon demand, any additional amounts necessary to compensate Buyer for such additional cost or reduced amount receivable which Buyer deems to be material as reasonably determined by Buyer. If Buyer becomes entitled to claim any additional amounts pursuant to this Section 3(o), Seller shall not be required to pay same unless they are the result of requirements imposed generally on buyers or lenders similar to Buyer, and not the result of some specific reserve or similar requirement imposed on Buyer as a result of Buyer’s special circumstances. If Buyer becomes entitled to claim any additional amounts pursuant to this Section 3(o), Buyer shall provide Seller with not less than thirty (30) days’ written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Buyer for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence, executed by an authorized signatory of Buyer and submitted to Seller, shall be conclusive in the absence of manifest error. This provision shall survive payment of the Repurchase Price and the satisfaction of all other obligations of Seller under this Agreement and the Transaction Documents. In exercising its rights and remedies under this Section 3(o), Buyer shall act in a manner similar to the manner in which Buyer is contemporaneously exercising similar remedies in agreements with similarly situated counterparties.
(p)    Seller agrees to indemnify Buyer and to hold Buyer harmless from any loss or expense (other than consequential and punitive damages) which Buyer sustains or incurs as a consequence of (i) any default by Seller in payment in accordance with Section 5 of this Agreement, relating to a LIBOR Transaction or Substitute Rate Transaction, including, without limitation, any such loss or expense arising from interest or fees payable by Buyer to lenders of funds obtained by it in order to effect or maintain a LIBOR Transaction or Substitute Rate Transaction hereunder, (ii) any payment of all or any portion of the Repurchase Price, as the case may be, on any day other than a Remittance Date, including, without limitation, such loss or expense arising from interest or fees payable by Buyer to lenders of funds obtained by it in order to effect or maintain a LIBOR Transaction or Substitute Rate Transaction hereunder, (iii) any Interest Determination and (iv) any loss or expenses arising from interest or fees payable by Buyer to lenders of funds obtained by it in order to effect or maintain a LIBOR Transaction or Substitute Rate Transaction hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”). Buyer will provide to Seller a statement detailing such Breakage Costs and the calculation thereof. The provisions of this Section 3(p) shall survive payment of the Repurchase Price in full for any Transaction and the satisfaction of all other obligations of Seller under this Agreement and the other Transaction Documents. In exercising its rights and remedies under this Section 3(p), Buyer shall act in a manner similar to the manner in which Buyer is contemporaneously exercising similar remedies in agreements with similarly situated counterparties.
(q)    Any and all payments by or on account of any obligation of Seller under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased by Seller as necessary so that after such deduction or withholding has been made, Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made. Seller shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law. As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section 3(q), Seller shall deliver to Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, or if such receipts are not available, other reasonable evidence of such payment.
(r)    If Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document, Buyer shall deliver to Seller, prior to becoming a party to this Agreement, and at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3(r)(i), Section 3(r)(ii) and Section 3(r)(iv) below) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would be illegal, would subject Buyer to any material unreimbursed cost or expense or would otherwise materially prejudice the legal or commercial position of Buyer. Without limiting the generality of the foregoing:
(i)    if Buyer is a U.S. Person, it shall deliver to Seller on or prior to the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of IRS Form W-9 certifying that Buyer is exempt from U.S. federal backup withholding tax;
(ii)    if Buyer is not a U.S. Person it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

(A)    in the case of Buyer claiming the benefits of an income tax treaty to which the United States is a party, (1) with respect to payments characterized as interest for U.S. tax purposes under any Transaction Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)    executed originals of IRS Form W-8ECI;
(C)    in the case of Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate to the effect that Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (2) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or
(D)    to the extent Buyer is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if Buyer is a partnership and one or more direct or indirect partners of Buyer are claiming the portfolio interest exemption, Buyer may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(iii)    if Buyer is not a U.S. Person, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and
(iv)    if a payment made to Buyer under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Buyer shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine whether Buyer has complied with Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3(r)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement;
provided that Buyer agrees that if any form or certification it previously delivered pursuant to this Section 3(r) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.
(s)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 3(q) (including by the payment of additional amounts pursuant to Section 3(q)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under Section 3(q) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to Section 3(q) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3(s), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3(s) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 3(s) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(t)    For the avoidance of doubt, for purposes of Section 3(p), Section 3(q) and Section 3(r), the term “applicable law” includes FATCA.
(u)    If any of the events described in Section 3(o), Section 3(p) or Section 3(q) result in Buyer’s request for additional amounts, then Seller shall have the option to notify Buyer in writing of its intent to terminate all of the Transactions and this Agreement and repurchase all of the Purchased Assets no later than one hundred and twenty (120) days after Seller’s receipt of the Interest Determination Notice or notice of Conformation Changes and within ten (10) Business Days after notice is given to Buyer, and such repurchase by Seller shall be conducted pursuant to and in accordance with Section 3(i). The election by Seller to terminate the Transactions in accordance with this Section 3(u) shall not relieve Seller for liability with respect to any additional amounts or increased costs actually incurred by Buyer prior to the actual repurchase of the Purchased Assets.
(v)    If the Rate Adjustment with respect to any Replacement Index is higher than the corresponding adjustment on any Purchased Asset, then Seller shall have the option to notify Buyer in writing of its intent to terminate the Transaction with respect to such Purchased Asset and repurchase such Purchased Assets no later one hundred and twenty (120) days after Seller’s receipt of the Interest Determination Notice and within ten (10) Business Days after such notice is given to Buyer.
(w)    If the Seller receives an Index Transition Notice and does not in good faith agree with the Interest Determination and/or related Conforming Changes, then Seller shall have the option to notify Buyer in writing of its intent to terminate the Transaction with respect to such Purchased Asset and repurchase such Purchased Assets no later one hundred and twenty (120) days after Seller’s receipt of the Interest Determination Notice and within ten (10) Business Days after such notice is given to Buyer.
(x)    If Buyer becomes entitled to claim any additional amounts pursuant to this Section 3, it shall promptly notify Seller of the event by reason of which it has become so entitled within one hundred and eighty (180) days after becoming aware thereof (the “Increased Cost Notice”). The Increased Cost Notice shall not include any amounts calculated on account of any change in any Requirement of Law or interpretation thereof for a period that is more than one hundred and eighty (180) days prior to Seller’s receipt of the Increased Cost Notice.
(y)    From and after the Facility Termination Date, Buyer shall have no further obligation to purchase any New Assets. On the Facility Termination Date, Seller shall be obligated to repurchase all of the Purchased Assets and transfer payment of the Repurchase Price for each such Purchased Asset, together with the accrued and unpaid Price Differential and all Transaction Costs and other amounts due and payable to Buyer hereunder, against the transfer by Buyer to Seller of each such Purchased Asset. Following the Facility Termination Date, Buyer shall not be obligated to transfer any Purchased Assets to Seller until payment in full to Buyer of all amounts due hereunder.
(z)    Notwithstanding any provision herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives promulgated in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, shall in each case be deemed to be an adoption of or change in a Requirement of Law made subsequent to the date of this Agreement.

4.	MANDATORY PAYMENT OR DELIVERY OF ADDITIONAL ASSETS
(a)    Buyer may determine and re-determine the Asset Base Components on any Business Day and on as many Business Days as it may elect. Upon the occurrence of a Margin Credit Event with respect to one or more Purchased Assets, if at any such time the aggregate Purchase Price of such Purchased Assets is greater than the aggregate Asset Base Components of such Purchased Assets as determined by Buyer in its sole good faith discretion (a “Margin Deficit”), without giving effect to any changes in Market Value resulting from any event that results in the increase or decrease of interest rate spreads or other similar benchmarks (including, without limitation, U.S. treasury rates, interest rate swaps, LIBOR or the prime rate) or any disruption in the commercial mortgage backed securities markets, capital markets or credit markets, then Seller shall, not later than three (3) Business Days after receipt of notice of such Margin Deficit from Buyer, at its option (i) deliver to Buyer cash in an amount sufficient to reduce the aggregate Purchase Price of such Purchased Assets to an amount equal to the aggregate Asset Base Components as re-determined by Buyer after giving effect to the delivery of cash or additional collateral by Seller to Buyer pursuant to this Section 4(a) (provided that any cash delivered to Buyer pursuant to this Section 4(a)(i) shall be applied by Buyer to reduce the Purchase Price of the applicable Purchased Assets), (ii) repurchase the affected Purchased Assets at the applicable Repurchase Price or (iii) a combination of clauses (i) and (ii), provided that no fees (including, for the avoidance of doubt, Breakage Costs, exit fees or any other fees pursuant to the Transaction Documents) shall be payable by Seller to Buyer in the event of such repurchase. So long as no Default or Event of Default has occurred and is continuing, Seller shall not be required to cure a Margin Deficit in accordance with the preceding sentence unless and until the aggregate Margin Deficit of all Purchased Assets equals or exceeds $1,000,000 on any date of determination.
(b)    If at any such time the Purchase Price of one or more Purchased Assets is less than the aggregate Asset Base Components of such Purchased Assets as determined by Buyer in its sole discretion (a “Margin Excess”), then Buyer shall, no later than five (5) Business Days after receipt of a request from Seller, transfer cash to Seller in an amount (not to exceed such Margin Excess) such that the Purchase Price of such Purchased Asset, after the addition of any such cash so transferred, will thereupon not exceed such Asset Base Component as re-determined by Buyer after giving effect to the delivery of cash by Buyer to Seller pursuant to this Section 4(b); provided that (i) no Margin Deficit is due and unpaid in accordance with Section 4(a), and no Event of Default has occurred and is continuing or would result from such funding, (ii) such funding shall not result in the Aggregate Repurchase Price of all Purchased Assets exceeding the Facility Amount and (iii) each such funding shall be in an amount of not less than $1,000,000. Seller shall not be permitted to request more than four (4) Margin Excess advances in any calendar month. Any cash delivered by Buyer to Seller pursuant to this Section 4(b) shall be applied by Buyer to increase the Purchase Price of the applicable Purchased Asset. Buyer and Seller shall execute and deliver a restated Confirmation for the applicable Transaction to set forth the new Purchase Price for such Purchased Asset. Seller may not request funding under this Section 4(b) more than three times in any calendar month.

5.	INCOME PAYMENTS AND PRINCIPAL PAYMENTS
(a)    On or before the date hereof, Seller and Buyer shall establish and maintain with the Depository Bank a deposit account in the name of Seller in trust for Buyer and under the sole control of Buyer with respect to which the Blocked Account Agreement shall have been executed (such account, together with any replacement or successor thereof, the “Blocked Account”). Seller shall cause all Income received with respect to the Purchased Assets to be deposited in the Blocked Account. In furtherance of the foregoing, Seller shall cause Servicer to remit to the Blocked Account all Income received in respect of the Purchased Assets within one (1) Business Day of receipt. All Income in respect of the Purchased Assets, which may include payments in respect of associated Hedging Transactions, shall be deposited directly into, or, if applicable, remitted directly from the applicable underlying collection account to, the Blocked Account.

(b)    Unless an Event of Default shall have occurred and be continuing, on each Remittance Date, all Income on deposit in the Blocked Account in respect of the Purchased Assets and the associated Hedging Transactions shall be applied as follows:
(i)    first, to Buyer, an amount equal to the Price Differential which has accrued and is outstanding in respect of the Transactions as of such Remittance Date;
(ii)    second, to Buyer, any accrued and unpaid Exit Fee and all Transaction Costs and all other amounts payable by Seller and outstanding hereunder and under the other Transaction Documents (other than the Repurchase Price);
(iii)    third, if a Principal Payment in respect of any Purchased Asset has been made during the related Collection Period, to Buyer an amount equal to the product of the amount of such Principal Payment, multiplied by the applicable Purchase Percentage;
(iv)    fourth, if any Margin Deficit shall be due and unpaid with respect to one or more Purchased Assets pursuant to Section 4(a), to Buyer, an amount such that, after giving effect to such payment, the aggregate Purchase Price of such Purchased Assets is equal to the aggregate Asset Base Components of such Purchased Assets, as determined by Buyer after giving effect to such payment to the extent of remaining funds in the Blocked Account; and
(v)    fifth, to Seller, the remainder, if any.
If, on any Remittance Date, the amounts deposited in the Blocked Account shall be insufficient to make the payments required under (i) through (iv) above of this Section 5(b), and Seller does not otherwise make such payments on such Remittance Date, the same shall constitute an Event of Default hereunder.
(c)    If an Event of Default shall have occurred and be continuing, all Income on deposit in the Blocked Account in respect of the Purchased Assets and the associated Hedging Transactions shall be applied as determined in Buyer’s sole discretion pursuant to Section 14(b)(ii).
(d)    If at any time during the term of any Transaction any Income is distributed to Seller with respect to the related Purchased Asset or Seller has otherwise received such Income and has made a payment in respect of such Income to Buyer pursuant to this Section 5, and for any reason such amount is required to be returned by Buyer to an obligor under such Purchased Asset (either before or after the Repurchase Date), Buyer may provide Seller with notice of such required return, and Seller shall pay the amount of such required return to Buyer by 5:00 p.m. (New York time) on the Business Day following Seller’s receipt of such notice.
(e)    Subject to the other provisions hereof, Seller shall be responsible for all Transaction Costs in respect of any Purchased Assets to the extent it would be so obligated if the Purchased Assets had not been sold to Buyer. Buyer shall provide Seller with notice of any Transaction Costs, and Seller shall pay the amount of any Transaction Costs to Buyer by 11:00 a.m. (New York time) on the later of (i) five (5) Business Days after the date on which Buyer has informed Seller that such amount is due under the Purchased Asset Documents and (ii) three (3) Business Days following Seller’s receipt of such notice.

6.	SECURITY INTEREST
(a)    Buyer and Seller intend that all Transactions hereunder be sales to Buyer of the Purchased Assets for all purposes (other than for U.S. federal, state and local income or franchise tax purposes) and not loans from Buyer to Seller secured by the Purchased Assets. However, in the event that any Transaction is deemed to be a loan, Seller hereby pledges to Buyer as security for the performance by Seller of the Repurchase Obligations and hereby grants to Buyer a first priority security interest in all of Seller’s right, title and interest in and to the following (collectively, the “Repurchase Assets”):
(i)    all of the Purchased Assets (including, for the avoidance of doubt, all security interests, mortgages and liens on personal or real property securing the Purchased Assets) and related Servicing Rights;
(ii)    all Income from the Purchased Assets;
(iii)    all insurance policies and insurance proceeds relating to any Purchased Asset or the related Eligible Property;
(iv)    all “general intangibles”, “accounts” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing;
(v)    all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to, any and all of the foregoing; and
(vi)    any other property, rights, titles or interests as are specified in the Confirmation and/or the Trust Receipt, the Purchased Asset Schedule or exception report with respect to the foregoing in all instances, whether now owned or hereafter acquired, now existing or hereafter created.
(b)    With respect to the security interest in the Repurchase Assets granted in Section 6(a) hereof, and with respect to the security interests granted in Sections 6(c) and 6(d), Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and any other applicable law and shall have the right to apply the Repurchase Assets or proceeds therefrom to the obligations of Seller under the Transaction Documents. In furtherance of the foregoing, (i) Buyer, at Seller’s sole cost and expense, shall cause to be filed as a protective filing with respect to the Repurchase Assets and as a UCC filing with respect to the security interests granted in Sections 6(c) and 6(d) one or more UCC financing statements in form satisfactory to Buyer (to be filed in the filing office indicated therein), in such locations as may be necessary to perfect and maintain perfection and priority of the outright transfer (including under Section 22 of this Agreement) and the security interest granted hereby and, in each case, continuation statements and any amendments thereto (including, without limitation, by causing to be filed any amendments necessary to add or delete Repurchase Assets covered by the financing statement to reflect the purchase and repurchase of Purchased Assets) (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (ii) Seller shall, from time to time, at its own expense, deliver and cause to be duly filed all such further filings, instruments and documents and take all such further actions as may be necessary or desirable or as may be requested by Buyer with respect to the perfection and priority of the outright transfer of the Purchased Assets and the security interest granted hereunder in the Repurchase Assets and the rights and remedies of Buyer with respect to the Repurchase Assets (including under Section 22 of this Agreement) (including the payments of any fees and Other Taxes required in connection with the execution and delivery of this Agreement).
(c)    Seller hereby pledges to Buyer as security for the performance by Seller of the Repurchase Obligations and hereby grants to Buyer a first priority security interest in all of Seller’s right, title and interest in and to Seller’s rights under all Hedging Transactions relating to Purchased Assets entered into by Seller and all proceeds thereof. Seller shall take all action as is necessary or desirable to obtain consent to assignment of any such Hedging Transaction to Buyer and shall cause the counterparty under each such Hedging Transaction to enter into such document or instrument satisfactory to Buyer, Seller and such counterparty, pursuant to which such counterparty will covenant and agree to accept notice from Buyer to redirect payments under such Hedging Transaction as Buyer may direct. So long as no Event of Default shall be continuing, Buyer agrees that it will not redirect payments under any Hedging Transaction pledged to Buyer pursuant to the terms of this Section 6(c).
(d)    Seller hereby pledges to Buyer as security for the performance by Seller of the Repurchase Obligations and hereby grants to Buyer a first priority security interest in all of Seller’s right, title and interest in and to the Blocked Account and all amounts and property from time to time on deposit therein and all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to, the Blocked Account.
(e)    In connection with the repurchase by Seller of any Purchased Asset in accordance herewith, upon receipt of the Repurchase Price by Buyer, Buyer will deliver to Seller, at Seller’s expense, such documents and instruments as may be reasonably necessary and requested by Seller to release and reconvey such Purchased Asset and any Income related thereto to Seller, such release related thereto shall be effective automatically without further action by any party.

7.	PAYMENT, TRANSFER AND CUSTODY
(a)    Subject to the terms and conditions of this Agreement, on the Purchase Date for each Transaction, ownership of the Purchased Assets and all rights thereunder shall be transferred to Buyer or its designee (including Custodian) against the simultaneous transfer of the Purchase Price to an account of Seller specified in the Confirmation relating to such Transaction. Buyer will provide Seller with a Power of Attorney to Seller, allowing Seller to administer, operate and service such Purchased Assets. Provided that no Event of Default shall have occurred and be continuing, such Power of Attorney to Seller shall be binding upon Buyer and Buyer’s successors and assigns.
(b)    Seller shall:

(i)    with respect to each Table Funded Purchased Asset, (A) not later than 1:00 p.m. (New York time) on the Purchase Date, deliver or cause Bailee to deliver to Buyer, by electronic transmission, a true and complete copy of the related Mortgage Note or Participation Certificate with assignment in blank (as applicable), loan agreement, Mortgage, Title Policy, Insured Closing Letter and Escrow Instructions, if any, and the executed Bailee Agreement; (B) not later than 1:00 p.m. (New York time) on the third (3rd) Business Day following the Purchase Date, deliver or cause Bailee to deliver and release to Custodian (with a copy to Buyer), together with a Purchased Asset File Checklist, the Purchased Asset Documents with respect to each Purchased Asset identified in the Purchased Asset File Checklist delivered therewith, and (C) not later than two (2) Business Days following receipt of such Purchased Asset Documents by Custodian, cause Custodian to deliver a Trust Receipt confirming such receipt; and
(ii)    with respect to each Purchased Asset that is not a Table Funded Purchased Asset, (A) not later than 1:00 p.m. (New York time) two (2) Business Days prior to the related Purchase Date, deliver and release or cause Bailee to deliver and release to Custodian (with a copy to Buyer), together with the Purchased Asset File Checklist, the Purchased Asset Documents with respect to each Table Funded Purchased Asset identified in the Purchased Asset File Checklist delivered therewith, and the executed Bailee Agreement, as applicable, and (B) on the Purchase Date, cause Custodian to deliver a Trust Receipt confirming receipt of such Purchased Asset Documents;
provided that if Seller cannot deliver, or cause to be delivered, any of the original Purchased Asset Documents required to be delivered as originals (excluding the Mortgage Note, the Assignment of Mortgage and, if applicable, the Participation Certificate, originals of which must be delivered at the time required under the provisions above), Seller shall deliver a photocopy thereof and an Officer’s Certificate of Seller certifying that such copy represents a true and correct copy of the original and shall use its best efforts to obtain and deliver such original document within one hundred eighty (180) days after the related Purchase Date (or such longer period after the related Purchase Date to which Buyer may consent in its sole discretion, so long as Seller is, as certified in writing to Buyer not less frequently than monthly, using its best efforts to obtain the original). After the expiration of such best efforts period, Seller shall deliver to Buyer a certification that states, despite Seller’s best efforts, Seller was unable to obtain such original document, and thereafter Seller shall have no further obligation to deliver the related original document. Notwithstanding the foregoing, Buyer shall, at its option, have the right to cancel the purchase of an Eligible Asset if all required originals have not been delivered as required in this Agreement.
(c)    From time to time, Seller shall forward to Custodian additional original documents (or additional documents reasonably requested by Buyer and can be provided by Seller without undue burden) evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, Custodian shall hold such other documents on behalf of Buyer and as Buyer shall request from time to time. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to

Buyer a true copy thereof with an Officer’s Certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Seller shall deliver such original documents to Custodian promptly when they are received. With respect to all of the Purchased Assets delivered by Seller to Buyer or its designee (including Custodian), Seller shall execute an omnibus Power of Attorney to Buyer irrevocably appointing Buyer its attorney-in-fact with full power to (i) complete and record any Assignment of Mortgage, (ii) complete the endorsement of any Mortgage Note or Participation Certificate (as applicable) and (iii) take such other steps as may be necessary or desirable to enforce Buyer’s rights against any Purchased Assets and the related Purchased Asset Files and the Servicing Records. Buyer shall deposit the Purchased Asset Files representing the Purchased Assets, or cause the Purchased Asset Files to be deposited directly, with Custodian to be held by Custodian on behalf of Buyer. The Purchased Asset Files shall be maintained in accordance with Custodial Agreement. Any Purchased Asset File not delivered to Buyer or its designee (including Custodian) is and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Buyer or its designee. The possession of the Purchased Asset File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the transfer, subject to the terms and conditions of this Agreement, of the related Purchased Asset to Buyer. Seller or its designee (including Custodian) shall release its custody of the Purchased Asset File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets or is in connection with a repurchase of any Purchased Asset by Seller or is pursuant to the order of a court of competent jurisdiction.
(d)    On the date of this Agreement, Buyer shall have received all of the following items and documents, each of which shall be satisfactory to Buyer in form and substance:
(i)    Transaction Documents. (A) This Agreement, duly executed and delivered by Seller and Buyer; (B) the Custodial Agreement, duly executed and delivered by Seller, Buyer and Custodian;(C) the Blocked Account Agreement, duly executed and delivered by Seller, Buyer and Depository Bank; (D) the Fee Letter, duly executed and delivered by Seller and Buyer; (E) the Pledge and Security Agreement, duly executed by Pledgor and Buyer; (F) the Guaranty, duly executed and delivered by Guarantor; (G) the Power of Attorney to Buyer; (H) the Power of Attorney to Seller; (I) the Servicing Agreement, duly executed by the parties thereto; and (J) the Filings;
(ii)    Fees and Costs. The Upfront Fee and all other Transaction Costs payable to Buyer in connection with the negotiation of the Transaction Documents;
(iii)    Organizational Documents. Certified copies of the organizational documents of Seller, Pledgor and Guarantor and resolutions or other documents evidencing the authority of Seller, Pledgor and Guarantor with respect to the execution, delivery and performance of the Transaction Documents to which it is a party and each other document to be delivered by Seller, Pledgor and/or Guarantor from time to time in connection with the Transaction Documents (and Buyer may conclusively rely on such certifications until it receives notice in writing from Seller, Pledgor or Guarantor, as the case may be, to the contrary);
(iv)    Legal Opinions. Opinions of counsel to Seller and Guarantor in form and substance satisfactory to Buyer as to due formation, good standing, authority, enforceability of the Transaction Documents to which it is a party, perfection, the Investment Company Act, safe harbor treatment for “securities contracts” and “master netting agreements” under the Bankruptcy Code, and such other matters as may be requested by Buyer, including, without limitation, “true sale” opinions with respect to Seller’s acquisition of any loan from an affiliate of Seller, provided that Buyer shall not require a true sale opinion if Seller acquired such loan from a wholly-owned (directly or indirect) subsidiary of Guarantor; and
(v)    Other Documents. Such other documents (to the extent such documents are in the possession of the Seller or can be obtained by Seller without undue burden or expense) as Buyer may reasonably request.

8.	CERTAIN RIGHTS OF BUYER WITH RESPECT TO THE PURCHASED ASSETS
(a)    Subject to the terms and conditions of this Agreement, title to all Purchased Assets shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of its interest in the Purchased Assets in accordance with the terms and conditions of the Purchased Asset Documents, subject, however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging (at its expense) in repurchase transactions with the Purchased Assets with Persons (other than Prohibited Assignees) in conformity with the terms and conditions of the Purchased Asset Documents or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Assets to Persons (other than Prohibited Assignees) in conformity with the terms and conditions of the Purchased Asset Documents, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Assets to Seller pursuant to Section 3 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 5 of this Agreement or otherwise affect the rights, obligations and remedies of any party to this Agreement.
(b)    Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Assets delivered to Buyer by Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or an Affiliate of Seller other than as permitted herein. Subject to the terms and conditions of this Agreement, any documents delivered to Custodian pursuant to Section 7 of this Agreement shall be released only in accordance with the terms and conditions of the Custodial Agreement.

9.	EXTENSION OF FACILITY TERMINATION DATE; INCREASE OF FACILITY AMOUNT
(a)    First and Final Extension of Facility Termination Date. At the request of Seller delivered to Buyer no earlier than ninety (90) days and no later than thirty (30) days before the then applicable Facility Termination Date, Seller may request two-one (1) year extensions of such Facility Termination Date, each for a one (1) year period (such extended Facility Termination Dates hereinafter the “First Extended Facility Termination Date” and the “Final Extended Facility Termination Date” as applicable). Such requests may be approved or denied in Buyer’s sole discretion, and in any case shall be approved only if (i) no Default, Event of Default or Margin Deficit that is due and unpaid in accordance with Section 4(a) shall exist, in each case, on the date of Seller’s request to extend or on the then current Facility Termination Date, (ii) Seller shall deliver an Officer’s Certificate to Buyer certifying that all representations and warranties in this Agreement remain true, correct, complete and accurate in all respects as of the then current Facility Termination Date (except such representations which by their terms speak as of a specified date and subject to any exceptions disclosed to Buyer in an Exception Report prior to such date and approved by Buyer), and (iii) on or before the then current Facility Termination Date, Seller shall have paid the Extension Fee to Buyer. For the avoidance of doubt, in the event that Seller requests each of the two extensions set forth in this Section 9(b) and Buyer approves the extensions in Section 9(b), (i) Seller would be obligated to pay the Extension Fee to Buyer first on or before January 16, 2023 and January 16, 2024 and (ii) the Facility Termination Date would be extended by two (2) years in the aggregate to the Final Extended Facility Termination Date (i.e January 16, 2025).
(b)    Increase of Facility Amount. At the request of Seller delivered to Buyer no earlier than ninety (90) days and no later than thirty (30) days before the third (3rd) anniversary of the date of this Agreement, Seller may, permanently increase the Facility Amount by the Preapproved Accordion Amount, provided that the following conditions are satisfied:
(i)    Seller shall, as applicable, execute:  (A) an amendment documenting such increased Facility Amount or (B) such other documents as Buyer may reasonably require;
(ii)    no Default, Event of Default or Margin Deficit that is due and unpaid in accordance with Section 4(a) shall exist, in each case, on the date of Seller’s request to increase the Facility Amount or on the date of such increase of the Facility Amount; and
(iii)    Seller shall deliver an Officer’s Certificate to Buyer certifying that all representations and warranties in this Agreement remain true, correct, complete and accurate in all respects as of the date of such increase of the Facility Amount (except such representations which by their terms speak as of a specified date and subject to any exceptions disclosed to Buyer in an Exception Report prior to such date and approved by Buyer).

10.	REPRESENTATIONS
Seller represents and warrants to Buyer that as of the date of this Agreement and as of each Purchase Date and at all times while this Agreement and any Transaction thereunder is in effect or any Repurchase Obligations remain outstanding:
(i)    Organization. Seller (A) is a limited liability company duly organized, and, as of the date hereof and each Purchase Date, is validly existing and in good standing under the laws and regulations of the State of Delaware; (B) is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business; (C) has all requisite limited liability company or other power, and has all governmental licenses, authorizations, consents and approvals necessary, to (1) own and hold its assets and to carry on its business as now being conducted and proposed to be conducted and (2) to execute the Transaction Documents and enter into the Transactions thereunder, and (D) has all requisite limited liability company or other power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.
(ii)    Authorization; Due Execution; Enforceability. The execution, delivery and performance by Seller of each of this Agreement and each of the Transaction Documents have been duly authorized by all necessary limited liability company or other action on its part. The Transaction Documents have been duly executed and delivered by Seller for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.
(iii)    Non‑Contravention; Consents. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will (A) conflict with or result in a breach of the organizational documents of Seller, (B) conflict with any applicable law (including, without limitation, Prescribed Laws), rule or regulation or result in a breach or violation of any of the terms, conditions or provisions of any judgment or order, writ, injunction, decree or demand of any Governmental Authority applicable to Seller, (C) result in the creation or imposition of any lien or any other encumbrance upon any of the assets of Seller, other than pursuant to the Transaction Documents or (D) violate or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, contract or other material agreement to which Seller is a party or by which Seller may be bound; provided, that in each case of clauses (B)-(D) above, to the extent that such conflict or violation would not reasonably be expected to result in any Material Adverse Effect.
(iv)    Litigation; Requirements of Law. As of the date hereof, each Purchase Date, the date of any Future Advance Purchase and the date of any Margin Excess payment made to Seller, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Seller, Pledgor or Guarantor or any of their respective assets which (A) would reasonably be expected to, individually or in the aggregate, result in any Material Adverse Effect; (B) may have an adverse effect on the validity of the Transaction Documents or any action taken or to be taken in connection with the obligations of Seller under any of the Transaction Documents; (C) makes a claim or claims in an amount greater than (i) $250,000 with respect to the Seller and (ii) $10,000,000 with respect to the Pledgor or Guarantor; or (D) unless notified to Buyer, requires filing with the SEC in accordance with the 1934 Act or any rules thereunder. Seller, Pledgor and Guarantor are in compliance in all material respects with all Requirements of Law. None of Seller, Pledgor or Guarantor are in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.
(v)    No Broker. Seller has not dealt with any broker, investment banker, agent or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of the Purchased Assets pursuant to any Transaction Documents.
(vi)    Good Title to Purchased Assets. Immediately prior to the purchase of any Purchased Assets by Buyer from Seller, such Purchased Assets are free and clear of any lien, security interest, claim, option, charge, encumbrance or impediment to transfer to Buyer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and are not subject to any rights of setoff, any prior sale, transfer, assignment, or participation by Seller or any agreement (other than the Transaction Documents) by Seller to assign, convey, transfer or participate in such Purchased Assets, in whole or in part, and Seller is the sole legal record and beneficial owner of, and owns and has the right to sell and transfer, such Purchased Assets to Buyer, and, upon transfer of such Purchased Assets to Buyer, Buyer shall be the owner of such Purchased Assets (other than for U.S. federal, state and local income and franchise tax purposes) free of any adverse claim other than any Permitted Encumbrances, subject to Seller’s rights pursuant to this Agreement. In the event that the related Transaction is recharacterized as a secured financing of the Purchased Assets and with respect to the security interests granted in Section 6(a), Section 6(c) and Section 6(d), the provisions of this Agreement and the filing of the Filings are effective to create in favor of Buyer a valid security interest in all right, title and interest of Seller in, to and under the Repurchase Assets specified in Section 6(a) and the other collateral specified in Section 6(c) and Section 6(d), and Buyer shall have a valid, perfected and enforceable first priority security interest in the Repurchase Assets and such other collateral, subject to no lien or rights of others other than as granted herein.
(vii)    No Material Adverse Effect. As of the date hereof, each Purchase Date, the date of any Future Advance Purchase and the date of any Margin Excess payment made to Seller, no Default or Event of Default exists under or with respect to the Transaction Documents. To Seller’s knowledge, there are no post-Transaction facts or circumstances that have a Material Adverse Effect on any Purchased Asset that Seller has not notified Buyer of in writing in accordance with Section 12(a).
(viii)    Representations and Warranties Regarding Purchased Assets; Delivery of Purchased Asset File. Each Purchased Asset sold hereunder, as of the applicable Purchase Date for the Transaction with respect to such Purchased Asset, conforms to the applicable representations and warranties set forth in Exhibit III attached hereto, except as has been disclosed to Buyer in an Exception Report prior to Buyer’s issuance of a Confirmation with respect to the related Purchased Asset. It is understood and agreed that the representations and warranties set forth in Exhibit III hereto (as modified by any Exception Report disclosed to Buyer in writing prior to Buyer’s issuance of a Confirmation with respect to the related

Purchased Asset), shall survive delivery of the respective Purchased Asset File to Buyer or its designee (including Custodian). With respect to each Purchased Asset, the Purchased Asset File and any other documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Asset have been delivered to Buyer or Bailee, as applicable, or to Custodian on behalf of Buyer. Seller or its designee is in possession of a complete, true and accurate Purchased Asset File with respect to each Purchased Asset, except for such documents the originals of which have been delivered to Custodian.
(ix)    Adequate Capitalization; No Fraudulent Transfer. As of the date hereof and after giving effect to each Transaction (A) the amount of the “present fair saleable value” of the assets of Seller and of Seller and its Subsidiaries, taken as a whole, will, as of such date, exceed the amount of all “liabilities of Seller and of Seller and its Subsidiaries, taken as a whole, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (B) the present fair saleable value of the assets of Seller and of Seller and its Subsidiaries, taken as a whole, will, as of such date, be greater than the amount that will be required to pay the liabilities of Seller and its Subsidiaries, taken as a whole, on their respective debts as such debts become absolute and matured, (C) neither Seller, nor Seller and its Subsidiaries, taken as a whole, will have, as of such date, an unreasonably small amount of capital with which to conduct their respective businesses, and (D) Seller and its Subsidiaries, taken as a whole, will be able to pay their respective debts as they mature. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. Seller is not transferring any New Assets with any intent to hinder, delay or defraud any of its creditors. For purposes of this Section 10(ix), “debt” means “liability on a claim”, “claim” means any (1) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (2) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
(x)    Organizational Documents. Seller has delivered to Buyer true and correct certified copies of its organizational documents, together with all amendments thereto.
(xi)    No Encumbrances. Other than Permitted Encumbrances, there are (A) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets, (B) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets and (C) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, except, in each of the foregoing instances, as contemplated by the Transaction Documents.

(xii)    No Investment Company or Holding Company. None of Seller, Pledgor or Guarantor is an “investment company”, or a company “controlled by an investment company”, within the meaning of the Investment Company Act of 1940, as amended.
(xiii)    Taxes. Guarantor is a REIT. Pledgor and Seller are treated as either, as applicable, a qualified REIT subsidiary, as defined in Section 856(i)(2) of the Code, or as an entity disregarded as an entity separate from its owner for U.S. federal income tax purposes. As of the date hereof, each Purchase Date, the date of any Future Advance Purchase and the date of any Margin Excess payment made to Seller, Seller and to Seller’s knowledge, Pledgor and Guarantor (A) have filed or caused to be filed all tax returns or extensions thereto that would be delinquent if they had not been filed on or before the date hereof (taking into account any extensions) and (B) has paid all Taxes shown to be due and payable on such returns on or before the date hereof and all Taxes, imposed on it and any of its assets, except for any such Taxes as are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided in accordance with GAAP, except with respect to each (A) and (B), to the extent that a failure to file such tax returns or pay such Taxes would not result in a Material Adverse Effect. No material tax liens have been filed against the assets of Seller, Pledgor or Guarantor; and, to Seller’s knowledge, no material claims are being asserted in writing with respect to any such Taxes.
(xiv)    ERISA. Neither Seller nor any ERISA Affiliate (A) sponsors or maintains any Plans or (B) makes any contributions to or has any liabilities or obligations (direct or contingent) with respect to any Plans. Seller does not hold Plan Assets, and the consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or substantially similar Requirements of Law (provided the accuracy of such representation assumes Buyer does not, and is contingent on Buyer not, holding Plan Assets).
(xv)    Judgments/Bankruptcy. As of the date hereof, each Purchase Date, the date of any Future Advance Purchase and the date of any Margin Excess payment made to Seller, except as disclosed in writing to Buyer, there are no judgments against Seller or Pledgor in an amount greater than (i) $250,000 with respect to the Seller and (ii) $10,000,000 with respect to the Pledgor, in each case, that are unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller or Pledgor.
(xvi)    Full and Accurate Disclosure. As of the date delivered, no information provided in writing pursuant to or during the negotiation of the Transaction Documents, or any written statement furnished by or on behalf of Seller, Pledgor or Guarantor pursuant to the terms of the Transaction Documents (including any certification of Bailee), are true and correct in all material respects, and does not omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made when such statements and omissions are considered in the totality of the circumstances in question.

(xvii)    Financial Information. As of the date delivered, no information provided pursuant to or during the negotiation of the Transaction Documents, or any written statement furnished by or on behalf of Seller, Pledgor or Guarantor pursuant to the terms of the Transaction Documents (including any certification of Bailee), are true and correct in all material respects, and does not omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made when such statements and omissions are considered in the totality of the circumstances in question.
(xviii)    Jurisdiction of Organization. Seller’s jurisdiction of organization is the State of Delaware.
(xix)    Location of Books and Records. The location where Seller keeps its books and records is at its chief executive office at 245 Park Avenue, 42nd Floor, New York, New York, 10167.
(xx)    Authorized Representatives. The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit V attached to this Agreement, as amended from time to time in writing by the Seller delivered to the Buyer, subject to any additional documentation as Buyer may reasonably request with respect to such amendments.
(xxi)    Use of Proceeds; Regulations T, U and X. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents; provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into nor consummation of any Transaction hereunder, nor the use of the proceeds thereof, will violate any provision of Regulations T, U and X.
(xxii)    Regulatory Status. Seller is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
(xxiii)    Hedging Transactions. As of the Purchase Date for any Purchased Asset that is subject to a Hedging Transaction, each such Hedging Transaction is in full force and effect in accordance with its terms, each counterparty thereto is an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty, and no “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event, however denominated, has occurred with respect thereto.
(xxiv)    Anti-Money Laundering. The operations of Seller, Guarantor and their controlled Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those required by the Prescribed Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Seller or Guarantor or any of their controlled Subsidiaries with respect to the Prescribed Laws is pending or, to the best knowledge of Seller, threatened.
(xxv)    OFAC.
(A)    None of Seller, any director or officer of Seller, or to Seller’s knowledge, any employee, agent, Affiliate or representative of Seller, is a Person that is, or is owned or controlled by a Person that is: (1) the subject of any sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, or Her Majesty’s Treasury (collectively, “Sanctions”); or (2) located, organized or resides in a country or territory that is the subject of comprehensive Sanctions (including, without limitation, Cuba, Iran, North Korea, the Crimea region of Ukraine and Syria).
(B)    Seller is not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of comprehensive Sanctions.
(xxvi)    Anti-Corruption.
(A)    None of Seller, its directors, officers, or employees, or, to Seller’s knowledge, any agent, Affiliate or representative of Seller or any Affiliate of them, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage, in each case in violation of applicable anti-corruption or anti-bribery laws.
(B)    Seller and, to Seller’s knowledge, Seller’s Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained, and will continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained in this Section 10(xxvi).

11.	NEGATIVE COVENANTS OF SELLER
On and as of date of this Agreement and each Purchase Date and at all times while this Agreement and any Transaction hereunder is in effect or any Repurchase Obligations remain outstanding, Seller shall not without the prior written consent of Buyer:

(a)    subject to Seller’s right to repurchase the Purchased Assets, take any action which would directly or indirectly materially impair or adversely affect Buyer’s title to the Purchased Assets;
(b)    transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Assets (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Assets (or any of them) with any Person other than Buyer, except where the Purchased Assets in question are simultaneously repurchased from Buyer;
(c)    create, incur or permit to exist any lien, encumbrance or security interest in or on any of the Repurchase Assets or other collateral subject to the security interests granted by Seller pursuant to Section 6 of this Agreement and the lien granted by Pledgor under the Pledge and Security Agreement;
(d)    create, incur or permit any lien, security interest, charges, or encumbrances with respect to any Repurchase Assets or Hedging Transaction relating to the Purchased Assets for the benefit of any Person other than Buyer;
(e)    consent or assent to a Significant Modification of any Purchased Asset without the prior written consent of Buyer in its sole discretion; provided, however, that if Buyer shall fail to deliver written consent to a Significant Modification within five (5) Business Days of receipt of notice thereof from Seller in accordance with Section 12(o), Buyer’s failure to respond shall be deemed to be a denial of Seller’s request and upon any deemed or explicit denial from Buyer, Seller shall have the option to repurchase such Purchased Asset pursuant to and in accordance with Section 3(i);
(f)    take any action or permit such action to be taken which would result in a Change of Control;
(g)    after the occurrence and during the continuation of any Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller; provided that, notwithstanding the foregoing, Seller shall, during a non-monetary default, be permitted to pay any dividends or distributions necessary to maintain the status of the Guarantor as a REIT.
(h)    sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan or permit any ERISA Affiliate to sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan;
(i)    engage in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Buyer of any of its rights under this Agreement, the Purchased Assets or any Transaction Document) to be a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or a violation of any substantially similar Requirements of Law (except to the extent a result of or otherwise in connection with Buyer holding Plan Assets);
(j)    make any future advances under any Purchased Asset to any underlying obligor that are not permitted by the related Purchased Asset Documents;
(k)    seek its dissolution, liquidation or winding up, in whole or in part;
(l)    incur any Indebtedness except as provided in Section 13(i) hereof or otherwise cease to be a Single-Purpose Entity;
(m)    permit the organizational documents or organizational structure of Seller to be amended in any material respect without the prior written consent of Buyer in its sole discretion (such consent not to be unreasonably withheld, delayed or denied);
(n)    acquire or maintain any right or interest in any Purchased Asset or Mortgaged Property that is senior to, junior to or pari passu with the rights and interests of Buyer therein under this Agreement and the other Transaction Documents unless such right or interest becomes a Purchased Asset hereunder;
(o)    knowingly, directly or indirectly use the proceeds from any Transaction, or lend contribute or otherwise make available such proceeds to any other Person (i) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of comprehensive Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including Buyer); or
(p)    knowingly, directly or indirectly use the proceeds from any Transaction or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing or facilitating any activity that would violate applicable anti-corruption laws, rules, or regulations.

12.	AFFIRMATIVE COVENANTS OF SELLER
On and as of the date of this Agreement and each Purchase Date and at all times while this Agreement and any Transaction thereunder is in effect or any Repurchase Obligations remain outstanding:
(a)    Seller shall promptly notify Buyer upon notice or knowledge of any event and/or condition that could reasonably be expected to have a Material Adverse Effect.
(b)    Seller shall give notice to Buyer of the following (accompanied by an Officer’s Certificate setting forth details of the occurrence referred to therein and stating what actions Seller has taken or proposes to take with respect thereto):
(i)    promptly upon receipt by Seller of notice or knowledge of the occurrence of any monetary or material non-monetary Default or Event of Default;

(ii)    with respect to any Purchased Asset sold to Buyer hereunder, promptly following receipt of any unscheduled Principal Payment (in full or in part);
(iii)    with respect to any Purchased Asset sold to Buyer hereunder, promptly following receipt by Seller of notice or knowledge that the related Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the value of such Mortgaged Property;
(iv)    promptly upon receipt of notice by Seller or knowledge of (A) any Purchased Asset that becomes a Defaulted Asset, (B) any lien or security interest (other than security interests created hereby) on, or claim asserted against, any Purchased Asset or, to Seller’s knowledge, the underlying collateral therefor, (C) any event or change in circumstances that has or could reasonably be expected to have a material adverse effect on the Market Value of a Purchased Asset, or (D) any change with respect to Servicer or in the servicing of any Purchased Asset;
(v)    promptly, and in any event within ten (10) days after service of process on any of the following, give to Buyer notice of all material litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting Seller or affecting any of the assets of Seller before any Governmental Authority that (A) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby, (B) makes a claim or claims in an aggregate amount greater than $250,000, (C) which, individually or in the aggregate, if adversely determined could reasonably expect to have a Material Adverse Effect, (D) requires filing with the SEC in accordance with the 1934 Act and any rules thereunder or (E) raises any material lender licensee issues with respect to any Purchased Asset;
(vi)    promptly upon any transfer of any underlying Mortgaged Property or any direct or indirect equity interest in any Mortgagor of which Seller has knowledge, whether or not consent to such transfer is required under the applicable Purchased Asset Documents; and
(vii)    promptly, and in any event within ten (10) days after Seller or any of its ERISA Affiliates knows or has reason to know that any “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur in respect of a Plan that, individually or in the aggregate, either has resulted, or could reasonably be expected to result, in a Material Adverse Effect.
(c)    Seller shall provide Buyer with copies of such documents (to the extent such documents are reasonably requested by Buyer and can be provided by Seller without undue burden) as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 10 hereof.

(d)    Seller shall defend the right, title and interest of Buyer in and to the Purchased Assets and any Hedging Transactions against, and take such other action as is necessary to remove, any liens, security interests, claims, encumbrances, charges and demands of all Persons thereon (other than security interests granted to Buyer hereunder and Permitted Encumbrances), and take any such other action as is necessary to obtain or preserve a first priority perfected security interest in the Purchased Assets and any Hedging Transactions.
(e)    Seller will permit Buyer or its designated representative to inspect any of Seller’s records with respect to all or any portion of the Purchased Assets and the conduct and operation of its business related thereto at such reasonable times and with reasonable frequency requested by Buyer or its designated representative upon Buyer’s reasonable notice to the Seller and to make copies of extracts of any and all thereof; provided, that, so long as no Event of Default has occurred and is continuing, the costs and expenses of such inspections payable by the Seller shall be limited to one (1) such inspection per calendar year.
(f)    If any amount payable under or in connection with any of the Purchased Assets shall be or become evidenced by any promissory note, other instrument or chattel paper (as each of the foregoing is defined under the UCC), such note, instrument or chattel paper shall be promptly delivered to Buyer or its designee, duly endorsed in a manner satisfactory to Buyer or if any collateral or other security shall subsequently be delivered to Seller in connection with any Purchased Asset, Seller shall immediately deliver or forward such item of collateral or other security to Buyer or its designee, together with such instruments of assignment as Buyer may reasonably request.
(g)    Seller shall provide (or cause to be provided) to Buyer the following financial and reporting information:
(i)    the Monthly Statement;
(ii)    within sixty (60) days following the end of each of the first three fiscal quarters, the unaudited Quarterly Report, together with all financial statements, operating statements, rent rolls and occupancy information that Seller or Servicer has received relating to the Purchased Assets for the related fiscal quarter; provided, further, that Seller shall use reasonable efforts to require all Mortgagors under the applicable Mortgage Loans to comply with the reporting requirements set forth in the applicable Purchased Asset Documents;
(iii)    within one hundred and twenty  (120) days after the end of each fiscal year of Guarantor (A) the audited balance sheets of Guarantor and its consolidated subsidiaries, and unaudited balance sheet of Pledgor and Seller, in each case as at the end of such fiscal year, (B) the related statements of income, retained earnings and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, (C) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said financial statements fairly present the financial condition and results of operations of Guarantor and its consolidated Subsidiaries as at the end of and for such fiscal year in accordance with GAAP, (D) a certification from such accountants that, in making the examination necessary therefor, no information was obtained of any monetary or material non-monetary Default or Event of Default except as specified therein, and (E) projections of Guarantor and Seller of the operating budget and cash flow budget of Guarantor for the following fiscal year;
(iv)    a Financial Covenant Compliance Certificate;
(v)    within sixty (60) days following the end of each of the first three quarters, and within one hundred and twenty (120) days following the end of each fiscal year, as the case may be, an Officer’s Certificate of Seller in form and substance reasonably satisfactory to Buyer certifying that during such fiscal quarter or year Seller has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Transaction Documents to be observed, performed or satisfied by it, in each case, in all material respects (or in the event of any failure to so observe, perform or satisfy, the details of such failure), and that to the knowledge of the Seller (i) any Event of Default and any event or circumstance that has occurred that is reasonably likely to result in a Material Adverse Effect or (ii) there has occurred no Event of Default and no event or circumstance has occurred that is reasonably likely to result in a Material Adverse Effect;
(vi)    servicing data tapes for each of Purchased Asset, to be delivered in accordance with the applicable servicing agreement;
(vii)    within ten (10) Business Days after Buyer’s request, such further information with respect to the operation of any Mortgaged Property, Purchased Asset, the financial affairs of Seller, Pledgor or Guarantor and any Plan as may be reasonably requested by Buyer, including all business plans prepared by or for Seller
(viii)    upon the request of Buyer no more often than annually, updated Appraisals of the Mortgaged Properties relating to the Purchased Assets, at Buyer’s sole cost and expense; provided, however, as long as no Event of Default has occurred and is continuing, Buyer shall not request an updated appraisal more than once in any 12 month period; and
(ix)    such other reports as Buyer shall reasonably request (to the extent such requests do not unduly burden Seller).
(h)    Seller shall at all times comply in all material respects with all laws (including, without limitation, Prescribed Laws), ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets, and Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence and all licenses material to its business.
(i)    Seller agrees that, from time to time upon the prior written request of Buyer, it shall (A) execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to insure compliance with all Prescribed Laws and to fully effectuate the purposes of this Agreement and (B) provide such opinions of counsel concerning matters relating to the Prescribed Laws as Buyer may reasonably request; provided, however, that nothing in this Section 3(i) shall be construed as requiring Buyer to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants under this Agreement. In order to enable Buyer and its respective Affiliates to comply with any anti-money laundering program and related responsibilities including, but not limited to, any obligations under the Prescribed Laws and regulations thereunder, Seller, on behalf of itself and its Affiliates, represents and covenants to Buyer and its Affiliates that: (A) neither Seller, nor, any of its Affiliates, is a Prohibited Person and (B) Seller is not acting on behalf of or on behalf of any Prohibited Person. Seller agrees to promptly notify Buyer or a person appointed by Buyer to administer its anti-money laundering program, if applicable, of any change in information affecting this Section 12(i).
(j)    Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.
(k)    Seller shall advise Buyer in writing of the opening of any new chief executive office of Seller or the closing of any such office and of any change in Seller’s name or the places where the books and records pertaining to the Purchased Assets are held not less than fifteen (15) Business Days prior to taking any such action.
(l)    Seller shall pay when due all Transaction Costs. Seller shall pay and discharge all Taxes, levies, liens and other charges, if any, on its assets and on the Purchased Assets that, in each case, in any manner would create any material lien or charge upon the Purchased Assets, except for any such Taxes as are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.
(m)    Seller shall maintain its existence as a limited liability company organized solely and in good standing under the law of the State of Delaware, and shall not dissolve, liquidate, merge with or into any other Person or otherwise change its organizational structure or documents or identity or incorporate or organize in any other jurisdiction.
(n)    Seller shall maintain all records with respect to the Purchased Assets and the conduct and operation of its business with no less a degree of prudence than if the Purchased Assets were held by Seller for its own account and will furnish Buyer, upon request by Buyer or its designated representative, with information reasonably obtainable by Seller with respect to the Purchased Assets and the conduct and operation of its business.
(o)    Seller shall provide Buyer with notice the execution of each modification of any Purchased Asset Documents consented to by Seller (including such modifications which do not constitute a Significant Modification).
(p)    Seller shall provide Buyer with reasonable access to operating statements, the occupancy status and other property level information, with respect to the Mortgaged Properties, plus any such additional reports as Buyer may reasonably request and can be provided by Seller without undue burden.

(q)    Seller may propose, and Buyer will consider, but shall be under no obligation to approve, strategies for the foreclosure or other realization upon the security for any Purchased Asset that has become a Defaulted Asset.
(r)    Seller shall not cause any Purchased Asset to be serviced by any servicer other than the Servicer or another servicer expressly approved in writing by Buyer.
(s)    If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to Buyer (or Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Buyer if required, together with all related and necessary duly executed Transfer Documents to be held by Buyer hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer, segregated from other funds of Seller, as additional collateral security for the Transactions.
(t)    If Guarantor or any Subsidiary of Guarantor has entered into or shall enter into or amend a repurchase agreement, warehouse facility, credit facility or other similar arrangement with any Person which by its terms provides more favorable terms with respect to any financial covenants (including defined terms used to calculate such financial covenants) tested at the Guarantor level, including without limitation covenants covering the same or similar subject matter set forth in any Financial Covenant Compliance Certificate required to be delivered hereunder (a “More Favorable Third-Party Covenant”), Seller shall (i) give notice to Buyer of such More Favorable Third-Party Covenant on the same day that that the agreement evidencing such More Favorable Third Party-Covenant is executed and the terms of such More Favorable Third-Party Covenant shall, without any action by any party, automatically become part of the terms of this Agreement and the other Transaction Documents and be incorporated herein and/or therein for so long as (and only for so long as) the More Favorable Third-Party Covenant remain in effect and (ii) if required by the Buyer, enter into such amendments to this Agreement and the other Transaction Documents to evidence such More Favorable Third-Party Covenant in accordance with this Section 12(t) (provided that the execution of such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of the parties hereto and thereto).
(u)    Seller shall not take any direct or indirect action inconsistent with the Pledge and Security Agreement or the security interest granted thereunder to Buyer in the Pledged Collateral. Seller shall not permit any additional Persons to acquire equity interests in Seller other than the equity interests owned by Pledgor and pledged to Buyer on the date of this Agreement, and Seller shall not permit any sales, assignments, pledges or transfers of the equity interests in Seller other than to Buyer.
(v)    Seller and Guarantor shall ensure that at all times prior to the Facility Termination Date, Guarantor shall continue to qualify as a REIT, for which Pledgor and Seller shall continue to be treated as either, as applicable, (i) a qualified REIT subsidiary as defined in Section 856(i)(2) of the Code, disregarded for U.S. federal income tax purposes or (ii) an entity disregarded as an entity separate from its owner for U.S. federal income tax purposes.

13.	SINGLE-PURPOSE ENTITY
Seller hereby represents and warrants to Buyer and covenants with Buyer that, with respect to each of Seller and Pledgor, as applicable, on and as of the date of this Agreement and each Purchase Date and at all times while this Agreement and any Transaction hereunder is in effect or any Repurchase Obligations remain outstanding:
(a)    it intends to remain solvent, and it has paid and will pay its debts and liabilities (including overhead expenses) from its own assets as the same shall become due;
(b)    it will comply with the provisions of its certificate of formation and its limited liability company agreement;
(c)    it will do all things necessary to observe limited liability company formalities and to preserve its existence;
(d)    it will maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates, its members and any other Person, and it will file its own tax returns (except to the extent consolidation or inclusion in another Person’s books, records, financial statements or tax returns is required or permitted under GAAP or as a matter of law);
(e)    it will at all times hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Seller and Pledgor, as applicable (except to the extent it may be disregarded as separate from its sole owner for tax purposes)), it shall correct any known misunderstanding regarding its status as a separate entity, it shall conduct business in its own name, it shall not identify itself or any of its Affiliates as a division or part of the other and it shall maintain and utilize separate stationery, invoices and checks;
(f)    it will not own any property or any other assets other than the Purchased Assets, cash and its interest under any associated Hedging Transactions;
(g)    it will not engage in any business other than the origination, acquisition, ownership, financing and disposition of the Purchased Assets and the associated Hedging Transactions in accordance with the applicable provisions of the Transaction Documents;
(h)    it will not enter into, any contract or agreement with any of its affiliates, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s length basis with Persons other than such affiliate;
(i)    it will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Transaction Documents, (B) obligations under the documents evidencing the Purchased Assets, and (C) unsecured trade payables, in an aggregate amount not to exceed $200,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets; provided, however, that any such trade payables incurred by Seller shall be paid within sixty (60) days of the date incurred;
(j)    it will not make any loans or advances to any other Person, and shall not acquire obligations or securities of any member or affiliate of any member or any other Person (other than in connection with the origination or acquisition of Purchased Assets);
(k)    it will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
(l)    neither it nor Guarantor will seek the dissolution, liquidation or winding up, in whole or in part of Seller or Pledgor, as applicable;
(m)    it will not commingle its funds and other assets with those of any of its Affiliates or any other Person;
(n)    it will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person;
(o)    it will not hold itself out to be responsible for the debts or obligations of any other Person;
(p)    (1) with respect to the Seller only, it will (i) have at all times at least one (1) Independent Director and (ii) provide Buyer with up-to-date contact information for all Independent Directors and a copy of the agreement pursuant to which each Independent Director consents to and serves as an Independent Director for Seller;
(2) its organizational documents shall provide that (i) no Independent Director of Seller may be removed or replaced without Cause, (ii) Buyer be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Director, together with the name and contact information of the replacement Independent Director and evidence of the replacement’s satisfaction of the definition of Independent Director and (iii) any Independent Director of Seller shall not have any fiduciary duty to anyone including the holders of the equity interests in Seller and any Affiliates of Seller, except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any Act of Insolvency; provided that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;
(3) it shall not, without the consent of its Independent Directors, institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of it or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing; and
(q)    it shall not have any employees.

14.	EVENTS OF DEFAULT; REMEDIES
(a)    Events of Default. The following shall constitute an event of default (each, an “Event of Default”) by Seller hereunder:
(i)    failure of Seller to repurchase one or more Purchased Assets on the applicable Repurchase Date;
(ii)    failure of Seller to apply any Income received by Seller in accordance with the provisions hereof and such failure continues for a period of one (1) Business Day past the date on which the same was due;
(iii)    if any of the Transaction Documents shall for any reason (A) not cause, or shall cease to cause, Buyer to be the owner of, or, if recharacterized as a secured financing, a secured party with respect to, the Repurchase Assets specified in Section 6(a) hereof and the other collateral specified in Sections 6(c) or 6(d) hereof free of any adverse claim, liens and other rights of others (other than as granted herein and Permitted Encumbrances); (B) cease, if a Transaction is recharacterized as a secured financing, to create a valid first priority perfected security interest in favor of Buyer in the Repurchase Assets specified in Section 6(a) hereof and the other collateral specified in Sections 6(c) or 6(d) hereof; or (C) cease to be in full force and effect or if the enforceability of any of them is challenged or repudiated by Seller, Pledgor, Guarantor or Servicer or any other Person; provided, that in each case for clauses (A)-(C), such condition is not cured within three (3) Business Days after the earlier of receipt of notice thereof from Buyer or Seller, Pledgor, Guarantor or Servicer otherwise obtaining knowledge thereof;
(iv)    failure of Seller to make the payments required under Section 4(a) or Section 5(b) hereof on the date such payment is due, subject to the applicable grace periods pursuant to Section 4(a) or Section 5(b), as applicable, including, if Servicer causes such failure, an additional one (1) Business Day cure period;
(v)    failure of Seller to make any other payment owing to Buyer which has become due, whether by acceleration or otherwise, under the terms of this Agreement which failure is not remedied within the period specified herein or, if no period is specified for such payments three (3) Business Days after notice thereof to Seller from Buyer;
(vi)    breach by Seller in the due performance or observance of any term, covenant or agreement contained in Section 11 of this Agreement, subject to the applicable grace periods as set forth in Section 11 of this Agreement;

(vii)    a Change of Control shall have occurred with respect to Seller, Pledgor or Guarantor;
(viii)    any representation made by Seller, Pledgor or Guarantor herein or in any Transaction Document shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated and such incorrect or untrue representation exists and continues unremedied for five (5) Business Days after the earlier of receipt of written notice thereof from Buyer or Seller, Pledgor or Guarantor’s knowledge of such incorrect or untrue representation; provided that the representations and warranties made by Seller in Sections 10(vi) or 10(viii) hereof shall not be considered an Event of Default if incorrect or untrue in any material respect (which determination shall be made with respect to the representations and warranties in Exhibit III without regard to any knowledge qualifier therein), if Buyer terminates the related Transaction and Seller repurchases the related Purchased Asset(s) on an Early Repurchase Date no later than ten (10) Business Days after receiving written notice of such incorrect or untrue representation; provided, however, that if Seller shall have made any such representation with knowledge that it was materially incorrect or untrue at the time made, such misrepresentation shall constitute an Event of Default;
(ix)    (A) a final judgment by any competent court in the United States of America for the payment of money in an amount greater than $250,000 shall have been rendered against Seller and remains undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed or (B) a final judgment by any competent court in the United States of America for the payment of money in an amount greater than $10,000,000 shall have been rendered against Guarantor or Pledgor and remains undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed;
(x)    (A) Seller or Pledgor shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction to which it is a party, and which default involves the failure to pay an obligation in excess of $250,000 or (B) Guarantor or Pledgor shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction to which it is a party, and which default involves the failure to pay an obligation in excess of $10,000,000; provided, however, that any such default, failure to perform or breach shall not constitute an Event of Default if Seller, Pledgor or Guarantor, as the case may be, cures such default, failure to perform or breach, as the case may be, within the grace period, if any, provided under the applicable agreement;
(xi)    if Seller, Pledgor or Guarantor shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement or any other Transaction Document, other than as specifically otherwise referred to in this Section 14(a), and such breach or failure to perform is susceptible of cure and is not remedied within (A) the specified cure period or (B) if no cure period is specified, five (5) Business Days after notice thereof to Seller by Buyer, or its successors or assigns; provided, however, that with respect to clause

(B) only, if such default is susceptible of cure but cannot reasonably be cured within such five (5) Business Day period; and provided further that Seller shall have commenced to cure such default within such five (5) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such five (5) Business Day period shall be extended for such time as is reasonably necessary for Seller, Pledgor or Guarantor, as applicable, in the exercise of due diligence, to cure such default, and in no event shall such cure period exceed fifteen (15) days from such party’s receipt of Buyer’s notice of such default;
(xii)    an “event of default” or “facility termination event” (as defined in the agreements relating to a facility described below), by Seller, Pledgor, Guarantor or a Subsidiary of Guarantor beyond any applicable notice and cure period, shall have occurred under (A) any repurchase facility, loan facility or hedging transaction entered into by Seller, Guarantor, Pledgor or any Subsidiary of Guarantor and Buyer or any Affiliate of Buyer, (B) any repurchase facility, loan facility or hedging transaction with Buyer or any Affiliate of Buyer in which Seller, Pledgor, Guarantor or any Subsidiary of Guarantor is a guarantor or (C) any Hedging Transaction with Buyer or any Affiliate of Buyer entered into by Seller, Pledgor, Guarantor or any Subsidiary of Guarantor or in which Seller, Pledgor, Guarantor or any Subsidiary of Guarantor is a guarantor;
(xiii)    an Act of Insolvency shall have occurred with respect to Seller, Pledgor or Guarantor;
(xiv)     (A) any of the representations and warranties of Guarantor in the Guaranty or in any Financial Covenant Compliance Certificate shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated or (B) Guarantor shall breach any covenant or agreement in the Guaranty, and, if no cure period is specified for the applicable breach, such breach has not been cured within five (5) Business Days after receipt of notice thereof from Buyer; or
(xv)    (A) any of the representations and warranties of Pledgor in the Pledge and Security Agreement shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated or (B) Pledgor shall breach any covenant or agreement in the Pledge and Security Agreement, and, if no cure period is specified for the applicable breach, such breach has not been cured within five (5) Business Days after receipt of notice thereof from Buyer.
(xvi)    (1) Guarantor fails to qualify as a REIT (after giving effect to any cure or corrective periods or allowances pursuant to the Code), or (2) Seller becomes subject to U.S. federal income tax on a net income basis.
(b)    Remedies. If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer:
(i)    At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to Seller, Pledgor or Guarantor), the

Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised, the “Accelerated Repurchase Date”) (and any Transaction for which the related Purchase Date has not yet occurred shall be canceled).
(ii)    If Buyer exercises or is deemed to have exercised the option referred to in Section 14(b)(i) hereof (A) Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date, and all Income deposited in the Blocked Account shall be retained by Buyer and applied to the Repurchase Obligations; (B) the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall include the accrued and unpaid Price Differential with respect to each Purchased Asset accrued at the Pricing Rate applicable upon an Event of Default for such Transaction; and (C) Custodian shall, upon the request of Buyer (with simultaneous copy of such request to Seller), deliver to Buyer all instruments, certificates and other documents then held by Custodian relating to the Purchased Assets.
(iii)    Buyer may, after ten (10) days’ notice to Seller of Buyer’s intent to take such action (provided that no such notice shall be required in the circumstances set forth in Section 9-611(d) of the UCC), (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may deem to be satisfactory any or all of the Purchased Assets on a servicing released basis or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the market value of such Purchased Assets against the aggregate Repurchase Obligations in the amount set forth in the related notice to Seller. The proceeds of any disposition of Purchased Assets effected pursuant to this Section 14(b)(iii) shall be applied: first, to the costs and expenses incurred by Buyer in connection with Seller’s default; second, to the costs of cover and/or Hedging Transactions, if any; third, to the Repurchase Price; fourth, to all other outstanding Repurchase Obligations; and fifth, the balance, if any, to Seller. In the event that Buyer shall not have received repayment in full of the Repurchase Obligations following its liquidation of the Purchased Assets, Buyer may, in its sole discretion, pursue Seller, Pledgor (to the extent provided in the Pledge and Security Agreement or Guaranty) and Guarantor (to the extent provided in the Guaranty) for all or any part of any deficiency.
(iv)    The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that, to the extent permitted by applicable law, liquidation of a Transaction or the Purchased Assets shall not require a public purchase or sale and that a private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Assets following the occurrence of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v)    Seller shall be liable to Buyer for (A) the amount of all expenses, including reasonable legal fees and expenses of counsel, incurred by Buyer in connection with or as a consequence of an Event of Default, (B) all costs incurred in connection with covering transactions or Hedging Transactions (including short sales) or entering into replacement, hedging or covering transactions, (C) all damages, losses, judgments, costs and other expenses of any kind that may be imposed on, incurred by or asserted against Buyer relating to or arising out of such hedging transactions or covering transactions, and (D) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default.
(vi)    Except as set forth in clause (iii) above, Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Buyer may have.
(vii)    Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
(viii)    Without limiting any other rights or remedies of Buyer, Buyer shall have the right of set-off set forth in Section 26 hereof.
(ix)    Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller, exercisable upon ten (10) days notice from Buyer to Seller. Without limiting the generality of the foregoing, but subject to the notice and grace periods as set forth herein, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Buyer or its Affiliates, whether under this Agreement or under any other agreement between Seller and Buyer or between Seller and any Affiliate of Buyer, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.
(x)    Subject to notice and grace periods as set forth herein, Buyer shall at any time have the right, in each case until such time as Buyer determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that Buyer would otherwise be obligated to pay, remit or deliver to Seller hereunder if an Event of Default has occurred and is continuing.

(xi)    For the avoidance of doubt, Buyer shall have no obligation to review or purchase any Eligible Asset during the continuance of an Event of Default.

15.	SINGLE AGREEMENT
Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder.

16.	NOTICES AND OTHER COMMUNICATIONS
All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by email (with confirmation of receipt by the receiving party); provided that such email notice must also be delivered by one of the means set forth in clauses (a), (b) or (c) above, to the addresses specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 16. A notice shall be deemed to have been given: (i) in the case of hand delivery, at the time of delivery; (ii) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (iii) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day; or (iv) in the case of email, upon receipt of confirmation or receipt; provided that such emailed notice is also delivered as required in this Section 16. A party receiving a notice that does not comply with the technical requirements for notice under this Section 16 may elect to waive any deficiencies and treat such notice as having been properly given. Notwithstanding the foregoing, notices pursuant to Section 4 hereof may be sent by electronic mail to the email addresses set forth on Annex I attached hereto; provided that such notice delivered by email shall be deemed to be given only upon receipt of confirmation of receipt by the receiving party.

17.	NON-ASSIGNABILITY
(a)    The rights and obligations of Seller under the Transaction Documents, the Hedging Transactions and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer. Any attempt by Seller to assign any of its rights or obligations under this Agreement without the prior written consent of Buyer shall be null and void, ab initio.
(b)    Buyer may at any time, without the consent of Seller, sell participations in or otherwise syndicate up to 100% (in the aggregate, in one or more Transactions, including any assignments under Section 17(c)) of Buyer’s rights and/or obligations under the Transaction Documents; provided, that, so long as no Event of Default has occurred, (i) Buyer’s obligations and Seller’s rights and obligations under the Transaction Documents shall remain unchanged, (ii) Buyer shall retain sole decision-making authority under the Transaction Documents, (iii) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under the Transaction Documents and (iv) Buyer shall not sell participations or syndicate to a Prohibited Assignee.
(c)    Buyer may at any time, without the consent of Seller, sell and assign up to 100% (in the aggregate, in one or more Transactions, and including any participation under Section 17(b)) of the rights and obligations of Buyer under the Transaction Documents. From and after the effective date of such assignment, such assignee shall be a party and, to the extent provided in such assignment agreement, have the rights and obligations of Buyer under the Transaction Documents with respect to the percentage and amount of the Repurchase Price allocated to it. Provided, that, so long as no Event of Default has occurred, Buyer shall not assign to a Prohibited Assignee.
(d)    As long as an Event of Default shall have occurred and be continuing, Buyer may assign, participate or sell its rights and obligations under the Transaction Documents and/or any Transaction to any Person without prior notice to Seller and without regard to the limitations set forth in Section 17(b) and Section 17(c) above. From and after the date Buyer is no longer a party to this Agreement, Buyer shall have no obligation to act as agent or to make decisions under this Agreement.
(e)    Buyer, acting solely for this purpose as an agent of Seller, shall maintain a copy of each assignment and a register for the recordation of the names and addresses of the assignees, and ownership rights in the Transactions, Purchased Assets or other interests under this Agreement. The entries in such register shall be conclusive absent manifest error, and each of Seller and Buyer and their respective assignees shall treat each Person whose name is recorded in such register pursuant to the terms hereof as the beneficial owner of the interests in the Transactions, Purchased Assets or other interests under this Agreement for all purposes. If any assignee is not a U.S. Person, such assignee shall timely provide Seller with such forms as may be required to establish the assignee’s status for U.S. withholding tax purposes.
(f)    If Buyer sells a participation, Buyer shall, acting solely for this purpose as an agent of Seller, maintain a register on which it enters the name and address of each participant and the ownership rights of each participant in the Transactions, Purchased Assets or other interests under this Agreement. The entries in such register shall be conclusive absent manifest error, and Buyer shall treat each Person whose name is recorded in such register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. If any participant is not a U.S. Person, such participant shall timely provide Seller with such forms as may be required to establish such participant’s status for U.S. withholding tax purposes. Each participant shall be entitled to the benefits of Section 3(q)-(t) (subject to the requirements and limitations therein, including the requirements under Section 3(r) (it being understood that the documentation required under Section 3(r) shall be delivered to the participating Buyer)) to the same extent as if it had acquired its interest by assignment under Section 17(c); provided that such participant shall not be entitled to receive any greater payment under Section 3(q)-(t) than the participating Buyer would have been entitled to receive.

(g)     For the avoidance of doubt, to the extent Buyer sells a participation, the participants rights will be limited to the rights of the Buyer hereunder.
(h)    Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.
(i)    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent or prohibit Buyer from pledging its interest in the Purchased Assets hereunder to any Person as determined by Buyer in its sole discretion; provided, however, no such pledge shall release Buyer, as the case may be, from any of its obligations hereunder or substitute any such pledgee for Buyer, as the case may be, as a party hereto.

18.	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; ETC.
(a)    This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof, except for Section 5-1401 of the General Obligations Law of the State of New York.
(b)    Each party irrevocably and unconditionally submits to the non‑exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.
(c)    To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.
(d)    EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE AND IRREVOCABLY CONSENTS TO THE SERVICE OF ANY SUMMONS AND COMPLAINT AND ANY OTHER PROCESS BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS RESPECTIVE ADDRESS SPECIFIED HEREIN. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER

PROVIDED BY LAW. NOTHING IN THIS SECTION 18 SHALL AFFECT THE RIGHT OF BUYER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF BUYER TO BRING ANY ACTION OR PROCEEDING AGAINST SELLER OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.
(e)    EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

19.	NO RELIANCE; DISCLAIMERS
(a)    Each party hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:
(i)    It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents.
(ii)    It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed to be necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed to be necessary and not upon any view expressed by the other party.
(iii)    It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks.
(iv)    It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation.
(v)    It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

(b)    Each determination by Buyer of the Market Value with respect to each New Asset or Purchased Asset or the communication to Seller of any information pertaining to Market Value under this Agreement shall be made in Buyer’s sole discretion, subject to the following disclaimers:
(i)    Buyer has assumed and relied upon, with Seller’s consent and without independent verification, the accuracy and completeness of the information provided by Seller and reviewed by Buyer. Buyer has not made any independent inquiry of any aspect of the New Assets or Purchased Assets or the underlying collateral. Buyer’s view is based on economic, market and other conditions as in effect on, and the information made available to Buyer as of, the date of any such determination or communication of information, and such view may change at any time without prior notice to Seller.
(ii)    Market Value determinations and other information provided to Seller constitute a statement of Buyer’s view of the value of one or more loans or other assets at a particular point in time and does not (A) constitute a bid for a particular trade, (B) indicate a willingness on the part of Buyer or any Affiliate thereof to make such a bid, or (C) reflect a valuation for substantially similar assets at the same or another point in time, or for the same assets at another point in time.
(iii)    Market Value determinations and other information provided to Seller may vary significantly from valuation determinations and other information that may be obtained from other sources.
(iv)    Market Value determinations and other information provided to Seller are communicated to Seller solely for its use and may not be relied upon by any other person and may not be disclosed or referred to publicly or to any third party without the prior written consent of Buyer, which consent Buyer may withhold or delay in its sole and absolute discretion.
(v)    Buyer makes no representations or warranties with respect to any Market Value determinations or other information provided to Seller. Buyer shall not be liable for any incidental or consequential damages arising out of any inaccuracy in such valuation determinations and other information provided to Seller, including as a result of any act of gross negligence or breach of any warranty.
(vi)    Market Value determinations and other information provided to Seller in connection with Section 3(b) hereof are only indicative of the initial Market Value of the New Asset submitted to Buyer for consideration thereunder, and may change without notice to Seller prior to, or subsequent to, the transfer by Seller of the New Asset pursuant to Section 3(f) hereof. No indication is provided as to Buyer’s expectation of the future value of such Purchased Asset or the underlying collateral.
(vii)    Initial Market Value determinations and other information provided to Seller in connection with Section 3(b) hereof are to be used by Seller for the sole purpose of determining whether to proceed in accordance with Section 3 hereof and for no other purpose.

20.	INDEMNITY AND EXPENSES
(a)    Seller hereby agrees to hold Buyer and Buyer’s Affiliates and each of their respective officers, directors and employees (the “Indemnified Parties”) harmless from and indemnify the Indemnified Parties against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, reasonable costs and actual out-of-pocket expenses (including reasonable attorneys’ fees and disbursements and any and all servicing and enforcement costs incurred with respect to the Purchased Assets) (all of the foregoing, collectively, “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions thereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided that Seller shall not be liable for (i) Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party, (ii) Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim (which, for the avoidance of doubt, shall be governed by Sections 3(q)-(t)) and (iii) any special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of the transactions contemplated hereby. Without limiting the generality of the foregoing, Seller agrees to hold each Indemnified Party harmless from and indemnify each Indemnified Party against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or Real Estate Settlement Procedures Act, that, in each case, results from anything other than the gross negligence or willful misconduct of an Indemnified Party; provided that Seller shall have no liability for any claims arising as a direct result of activities or events in connection with the foregoing which occur at any time more than six (6) months after Buyer (or one of its Affiliates) takes title to the related Mortgaged Property. In any suit, proceeding or action brought by Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset Documents, Seller will save, indemnify and hold Buyer harmless from and against all expenses, loss or damage suffered by Buyer by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s actual out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement and any other Transaction Document or any transaction contemplated hereby or thereby, including without limitation the reasonable and documented fees and disbursements of its counsel. Seller hereby acknowledges that its obligations hereunder are recourse obligations of Seller.
(b)    Seller agrees to pay as and when billed by Buyer (i) all Indemnified Amounts provided in Section 20(a), (ii) all of the actual out-of-pocket costs and expenses incurred by Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to this Agreement and the other Transaction Documents or any other documents prepared in connection herewith or therewith including without limitation all the actual out-of-pocket fees, disbursements and expenses of counsel to Buyer, (iii) all of the actual out-of-pocket costs and expenses incurred in connection with the consummation and administration of the Transactions contemplated hereby and thereby including without limitation all the actual out-of-pocket fees, disbursements and expenses of counsel to Buyer and any fees, disbursements and expenses in connection with the Blocked Account and Depository Bank, the Custodial Agreement, the Bailee Agreement, and the servicing of the Purchased Assets, (iv) all costs and expenses contemplated by Section 14(b)(v) and (v) all the Diligence Fees (collectively, “Transaction Costs”).

21.	DUE DILIGENCE
Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or determining or re-determining the Asset Base for purposes of Section 4 of this Agreement, or otherwise, and Seller agrees that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on any or all of the Purchased Assets, including, without limitation, ordering new credit reports and Appraisals on the applicable collateral and otherwise regenerating the information used to originate such Purchased Assets. Upon reasonable prior notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to any Purchased Asset in the possession or under the control of Seller, any servicer or sub-servicer and/or Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Asset Files, the Servicing Records and the Purchased Assets. Seller agrees to cooperate with Buyer and any third party underwriter designated by Buyer in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of such Seller. Seller agrees to reimburse Buyer for any and all attorneys’ fees, costs and expenses incurred by Buyer in connection with continuing due diligence on Eligible Assets and Purchased Assets and Diligence Fees. Diligence Fees applicable to underwriting only shall be subject to an annual, calendar year dollar cap of $30,000.

22.	SERVICING
(a)    The parties hereto agree and acknowledge that the Purchased Assets will be sold by Seller to Buyer on a servicing released basis. In furtherance of the foregoing, Seller and Buyer hereby agree and confirm that from and after the date hereof, only such Servicing Agreements that have been approved by Buyer shall govern the servicing of the Purchased Assets and any prior agreement between Seller and any other Person or otherwise with respect to such servicing is hereby superseded in all respects. Provided that, unless Buyer is a party to the Servicing Agreement with the related Servicer, Buyer shall have received a duly executed Servicer Acknowledgment from Servicer, prior to an Event of Default, Seller may retain Servicer, on behalf of Buyer, to service the Purchased Assets for the benefit of or on behalf of Buyer; provided, however, that the obligation of Servicer to service any Purchased Asset for the benefit of or on behalf of Buyer as aforesaid shall cease upon the repurchase of such Purchased Asset by Seller in accordance with the provisions of this Agreement or as otherwise provided in the Servicer Acknowledgment.
(b)    Seller agrees that, as between Seller and Buyer, Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Seller covenants to safeguard any such Servicing Records in Seller’s possession and to deliver them promptly to Buyer or its designee (including Custodian) at Buyer’s request.
(c)    Seller shall not, and shall not provide consent to Servicer to, employ any other sub-servicers to service the Purchased Assets without the prior written approval of Buyer which approval shall be in Buyer’s sole discretion.
(d)    Seller shall cause any sub-servicers engaged on behalf of Buyer to execute a Servicer Acknowledgment acknowledging Buyer’s interest in the Purchased Assets and the Servicing Agreement and agreeing that Servicer and any sub-servicer (if applicable) shall deposit all Income with respect to the Purchased Assets in the Blocked Account, all in such manner as shall be reasonably acceptable to Buyer.
(e)    To the extent applicable, Seller shall cause Servicer to permit Buyer to inspect Servicer’s servicing facilities for the purpose of satisfying Buyer that Servicer has the ability to service such Purchased Asset as provided in this Agreement.
(f)    Buyer may, in its sole discretion if an Event of Default shall have occurred and be continuing, sell the Purchased Assets on a servicing released basis without payment of any termination fee or any other amount to Servicer. Upon the occurrence of an Event of Default hereunder, Buyer shall have the right immediately to terminate Servicer’s right to service the Purchased Assets without payment of any penalty or termination fee.

23.	TREATMENT FOR TAX PURPOSES
It is the intention of the parties that, for U.S. federal, state and local income and franchise tax purposes, the Transactions constitute a financing from Buyer to Seller (or any person from whom Seller is disregarded for U.S. federal income tax purposes), and that Seller (or any person from whom Seller is disregarded for U.S. federal income tax purposes) is, and, so long as no Event of Default shall have occurred and be continuing and Buyer shall have exercised its remedies following such Event of Default, will continue to be, treated as the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, Seller and Buyer agree to treat the Transactions as described in the preceding sentence on any and all filings with any U.S. federal, state or local taxing authority and agree not to take any action inconsistent with such treatment.

24.	INTENT

(a)    The parties intend and acknowledge that this Agreement and the Guaranty constitute a “master netting agreement” as that term is defined in Section 101(38A) of the Bankruptcy Code and as used in Section 561 of the Bankruptcy Code and a “securities contract” within the meaning of Section 555 and Section 559 of the Bankruptcy Code. The parties further intended and acknowledge that the grant of a security interest set forth in Section 6 hereof, which secures the rights of Buyer hereunder, also constitutes a “repurchase agreement” as contemplated by Section 101(47(A)(v) of the Bankruptcy Code and a “securities contract” as contemplated by Section 741(7)(A)(xi) of the Bankruptcy Code. The parties further intend and acknowledge that all payments hereunder are deemed ‘margin payments’ or ‘settlement payments’ as defined in Section 741 of the Bankruptcy Code or transfers in connection with a securities contract.
(b)    The parties intend and acknowledge that each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction or the Term of such Transaction would render such definition inapplicable).
(c)    The parties intend and acknowledge that each Transaction is a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).
(d)    The parties intend and acknowledge that the Guaranty is a “securities contract” as that term is defined in Section 741(7)(A)(xi) of the Bankruptcy Code.
(e)    The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the Purchased Assets shall be deemed “related to” this Agreement within the meaning of Section 741 of the Bankruptcy Code.
(f)    Each party hereto agrees that is shall not challenge the characterization of this Agreement as a “securities contract” or a “master netting agreement” within the meaning of the Bankruptcy Code.
(g)    It is understood that either party’s right to accelerate or terminate this Agreement or to liquidate Purchased Assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Section 14 hereof is a contractual right to accelerate or terminate this Agreement or to liquidate Purchased Assets as described in Sections 362(b)(6), 555, 559 and 561 of the Bankruptcy Code. It is further understood and agreed that either party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement or the Transactions hereunder or to exercise any other remedies pursuant to Section 14 hereof is in each case is a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement as described in Section 561 of the Bankruptcy Code shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement” and a “securities contract” and a “master netting agreement”.

(h)    The parties intend and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the FDIA, then this Agreement and each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).
(i)    The parties intend and acknowledge that this Agreement constitutes a “netting contract” as defined in and subject to FDICIA and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA). It is further understood and agreed that either party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement or the Transactions hereunder is a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement as described in Sections 362(b)(6), 555 and 561 of the Bankruptcy Code.
(j)    It is understood that this Agreement constitutes a “netting contract” as defined in and subject to FDICIA and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

25.	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS
The parties acknowledge that they have been advised that:
(a)    in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;
(b)    in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder;
(c)    in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and
(d)    in the case of Transactions in which one of the parties is an “insured depository institution”, as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, funds held by the financial institution pursuant to a Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

26.	SETOFF RIGHTS
Without limiting any other rights or remedies of Buyer, Buyer shall have the right, without prior notice to Seller except for applicable notice and the related grace period provided herein, and any such notice being expressly waived by Seller to the extent permitted by applicable law, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) in any currency, and any other obligation (including to return excess margin), credits, indebtedness, claims, securities, collateral or other property, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer or any Affiliate thereof to or for the credit of the account of Seller to any obligations of Seller hereunder to Buyer. If a sum or obligation is unascertained, Buyer may estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. This Section 26 shall be without prejudice and in addition to any right of setoff, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

27.	MISCELLANEOUS
(a)    The Transaction Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder, are proprietary to Buyer and shall be held by Seller in strict confidence and shall not be disclosed to any third party without the consent of Buyer except for (i) disclosure to Seller’s Affiliates or its or their respective managers, directors, officers, attorneys, agents or accountants (the “Representatives”); provided that Seller shall (A) inform each of its Representatives receiving any Transaction Documents of the confidential nature of the Transaction Documents, (B) direct its Representatives to treat the Transaction Documents confidentially, and (C) be responsible for any improper use of the Transaction Documents by Seller or its Representatives, (ii) upon prior written notice to Buyer (if permitted by law), disclosure required by law, rule, regulation (including the requirements of a stock exchange) or order of a court or other regulatory body, (iii) upon prior written notice to Buyer (if permitted by law), disclosure to any Approved Hedge Counterparty to the extent necessary to obtain any Hedging Transaction hereunder, (iv) any disclosures or filing required under SEC or state securities’ laws; (v) to the extent required to be included in the financial statements of Seller, Pledgor or Buyer or their respective Affiliates; (vi) to the extent required to exercise any rights or remedies under the Transaction Documents or Purchased Asset Documents; or (vii) to the extent required to consummate and administer a Transaction, provided that, in the case of disclosure by any party pursuant to the foregoing clauses (ii), (iii) and (iv), Seller shall provide Buyer with prior written notice (if permitted by law) to permit Buyer to seek a protective order to take other appropriate action; provided further that, in the case of clause (iv), Seller shall not file any of the Transaction Documents other than this Agreement with the SEC or state securities office unless Seller shall have provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to Buyer. Seller shall cooperate in Buyer’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Transaction

Documents. If, in the absence of a protective order, Seller or any of its Representatives is compelled as a matter of law to disclose any such information, Seller may disclose to the party compelling disclosure only the part of the Transaction Documents as is required by law to be disclosed (in which case, prior to such disclosure, Seller shall advise and consult with Buyer and its counsel (if permitted by law) as to such disclosure and the nature and wording of such disclosure) and Seller shall use its best efforts to obtain confidential treatment therefor. Buyer acknowledges that this Agreement may be filed with the SEC; provided that Seller shall redact any pricing and other confidential provisions, including, without limitation, the amount of any Upfront Fee, Extension Fee, Applicable Spread and Purchase Percentage from such filed copy of this Agreement.
(b)    Seller shall, with respect to all Purchased Assets, comply with the applicable provisions of the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”) and any applicable state and local privacy laws pursuant to the GLB Act for financial institutions and applicable state and local privacy laws. Seller agrees to hold Buyer and its Affiliates and each of its officers, directors and employees (each, a “GLB Indemnified Party”) harmless from and indemnify any GLB Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such GLB Indemnified Party relating to or arising out of Seller’s violation of the GLB Act or any applicable state or local privacy laws with respect to the Purchased Assets.
(c)    No express or implied waiver of any Event of Default by Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by Buyer shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure here from shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.
(d)    Time is of the essence under the Transaction Documents and all Transactions thereunder, and all references to a time shall mean New York time in effect on the date of the action unless otherwise expressly stated in the Transaction Documents.
(e)    All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement to the extent applicable, Buyer shall have all rights and remedies of a secured party under the UCC and any other applicable law.
(f)    The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.
(g)    The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.
(h)    Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
(i)    This Agreement, the Fee Letter and each Confirmation contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.
(j)    Each party understands that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that such party has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.
(k)    Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.
(l)    Seller agrees that it shall not assert any claims against Buyer for special, indirect, consequential or punitive damages for the actual use or purported use of proceeds hereunder.
[SIGNATURES COMMENCE ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

MORGAN STANLEY BANK, N.A.,
a national banking association

By: /s/ Anthony Preisano
Name: Anthony Preisano
Title:    Authorized Signatory

SELLER:

ACRC LENDER MS LLC,
a Delaware limited liability company

By: /s/ Keith Kooper
Name: Keith Kooper
Title:    Vice President

[Signature Page to Master Repurchase and Securities Contract Agreement]